Exhibit 4.1

Execution Version

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

DATED AS OF JULY 26, 2019

AMONG

SITE CENTERS CORP.,

AS BORROWER

WELLS FARGO SECURITIES, LLC

AND

JPMORGAN CHASE BANK, N.A.,

AS JOINT LEAD ARRANGERS/JOINT BOOK RUNNERS

AND

CITIZENS BANK, N.A., RBC CAPITAL MARKETS1

AND

U.S. BANK NATIONAL ASSOCIATION,

AS JOINT LEAD ARRANGERS

AND

JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT

AND

WELLS FARGO BANK, N.A., AS SYNDICATION AGENT

AND

THE BANK OF NOVA SCOTIA, CAPITAL ONE, NATIONAL ASSOCIATION,

CITIZENS BANK, N.A., KEYBANK NATIONAL ASSOCIATION,

MORGAN STANLEY SENIOR FUNDING INC., REGIONS BANK,

ROYAL BANK OF CANADA, TD BANK, N.A.

AND

U.S. BANK NATIONAL ASSOCIATION,

AS DOCUMENTATION AGENTS

AND

THE SEVERAL LENDERS

FROM

TIME TO TIME PARTIES HERETO,

AS LENDERS

[1]	RBC Capital Markets is a brand name for capital markets activities of Royal Bank of Canada and its affiliates.

i

v

TABLE OF CONTENTS

Page
SCHEDULES:

Schedule 1	Lenders’ Commitments
Schedule 1A	Issuing Lenders’ Letter of Credit Commitments
Schedule 2	Ownership of Properties
Schedule 2A	Existing Letters of Credit
Schedule 3	Intentionally Omitted
Schedule 4	Intentionally Omitted
Schedule 5	Qualified Borrower Requirements
Schedule FGL	Financeable Ground Leases

EXHIBITS:

Exhibit A-1	Form of Note
Exhibit A-2	Form of Competitive Bid Note
Exhibit B	[Reserved]
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Assignment and Assumption
Exhibit E	Form of Loan/Credit Related Money Transfer Instruction
Exhibit F-1	Form of U.S. Tax Compliance Certificates
Exhibit F-2	Form of U.S. Tax Compliance Certificates
Exhibit F-3	Form of U.S. Tax Compliance Certificates
Exhibit F-4	Form of U.S. Tax Compliance Certificates
Exhibit G	Intentionally Omitted
Exhibit H	Intentionally Omitted
Exhibit I-1	Form of Competitive Bid Quote Request
Exhibit I-2	Form of Invitation for Competitive Bid Quotes
Exhibit I-3	Form of Competitive Bid Quote
Exhibit J-1	Form of Invitation for Competitive Bid Quotes
Exhibit J-2	Form of Competitive Bid Quote
Exhibit K	[Reserved]
Exhibit L	Form of Designation Agreement
Exhibit M	Form of Qualified Borrower Guaranty
Exhibit N	Form of Qualified Borrower Note
Exhibit O	Form of Qualified Borrower Competitive Bid Note

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

This Third Amended and Restated Credit Agreement, dated as of July 26, 2019, is among SITE Centers Corp. (f/k/a DDR Corp.), a corporation organized under the laws of the State of Ohio (“SITE” or “Parent Borrower”) (SITE and any additional Qualified Borrower that issues a Qualified Borrower Note in accordance with the terms hereof are collectively referred to as the “Borrower”), JPMorgan Chase Bank, N.A., a national banking association, and the several banks, financial institutions and other entities from time to time parties to this Agreement (collectively, the “Lenders”), JPMorgan Chase Bank, N.A., not individually, but as “Administrative Agent”, and Wells Fargo Bank, N.A., not individually, but as “Syndication Agent”.

RECITALS

A. The Borrower is primarily engaged in the business of purchasing, developing, owning, operating, leasing and managing retail, office, residential and industrial properties.

B. As of the date hereof, SITE is listed on the New York Stock Exchange and is qualified as a real estate investment trust under Section 856 of the Code.

C. The Borrower, the Administrative Agent, and certain of the Lenders entered into a Second Amended and Restated Credit Agreement, dated as of September 13, 2017 (such agreement, the “Prior Agreement”), pursuant to which the Lenders that are parties thereto agreed to make loans to the Borrower in the aggregate amount of up to $950,000,000. The Borrower has requested that the Lenders and the Administrative Agent make certain changes to the Prior Agreement, and the Administrative Agent and the Lenders have agreed to do so.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

1.1 Defined Terms

As used in this Agreement:

“ABR Applicable Margin” means, as of any date, the Applicable Margin in effect on such date with respect to Floating Rate Borrowings and Floating Rate Loans.

“Absolute Interest Period” means, with respect to a Competitive Bid Loan made at an Absolute Rate, a period of up to 180 days as requested by Borrower and confirmed by a Lender but in no event extending beyond the Facility Termination Date. If an Absolute Interest Period would end on a day which is not a Business Day, such Absolute Interest Period shall end on the next succeeding Business Day.

“Absolute Rate” means a fixed rate of interest (rounded to the nearest 1/100 of 1%) for an Absolute Interest Period with respect to a Competitive Bid Loan offered by a Lender and accepted by the Borrower at such rate.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding partnership interests of a partnership.

“Acquisition Asset” means an asset which has not been owned for at least a period of twelve (12) months.

“Administrative Agent” or “Agent” means JPMorgan Chase Bank, N.A., in its capacity as agent for the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X.

“Administrative Office” means the Administrative Agent’s office designated in Section 13.1(a)(ii) as the Administrative Office or such other office as may be designated by the Administrative Agent by written notice to the Borrower and the Lenders.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of Capital Stock, by contract or otherwise.

“Aggregate Commitment” means, as of any date, the total of all Revolving Commitments, which as of the Closing Date is $950,000,000.

“Agreement” means this Third Amended and Restated Credit Agreement, as it may be amended, supplemented or otherwise modified and in effect from time to time.

“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the greatest of (i) the Prime Rate in effect for such day, (ii) the NYFRB Rate in effect for such day plus 1/2% per annum and (iii) the LIBOR Rate for a one month LIBOR Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the purpose of this definition, the LIBOR Rate for any day shall be based on (A) the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month LIBOR Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day (or if such day is not a Business Day, the immediately preceding Business Day) and (B) the assumption that a Eurocurrency Borrowing is actually being made. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the LIBOR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 3.3, then the Alternate Base Rate shall be the greater of clauses (i) and (ii) above and shall be determined without reference to clause (iii) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Alternative Currency Sublimit” is defined in Section 2.1(e).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery, corruption or money-laundering.

“Applicable Margin” means the applicable margin set forth in the table in Section 2.4 used in calculating the interest rate applicable to the various Types of Borrowings, which shall vary from time to time in accordance with Borrower’s long term unsecured debt ratings.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any Assignment and Assumption executed and consented to in accordance with Section 12.3.

“Approved Electronic Platform” is defined in Section 13.1(d)(i).

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Assets Under Development” means, as of any date of determination, all Projects, expansion areas of existing Projects and redevelopments owned by the Consolidated Group and the Investment Affiliates which are then treated as assets under development under GAAP, plus, at Borrower’s option, assets that (A) previously had been Assets Under Development and (B) have been placed in service for less than twelve months, to be valued for purposes of this Agreement, for each Asset Under Development as determined individually, for up to twelve months from the time such asset is no longer treated as an asset under development under GAAP, at either (i) 100% of then-current Book Value (a) for each Asset Under Development owned by members of the Consolidated Group and (b) multiplied by the applicable Consolidated Group Pro Rata Share for an Asset Under Development owned by an Investment Affiliate; or (ii) 100% of the value of such Asset Under Development determined by dividing (x) twelve months of income from signed leases by (y) the Capitalization Rate (I) for each Asset Under Development owned by members of the Consolidated Group and (II) multiplied by the applicable Consolidated Group Pro Rata Share for an Asset Under Development owned by an Investment Affiliate. For purposes of the foregoing, income from signed leases shall be equal to 70% of the revenues payable by the tenant. Once an election of (ii) above is chosen, the asset will continue to be valued under that method until the asset is no longer an Asset Under Development.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.3), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.

“Authorized Officer” means any of the Chief Executive Officer, President, Chief Operating Officer, Executive Vice President, Senior Vice President, Chief Financial Officer, any Vice President, General Counsel or Secretary of the Borrower, or any other officer designated in writing by one of the foregoing, acting singly.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof if such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate’ (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Book Value” means, with respect to any asset, the book value of such asset determined in accordance with GAAP, without giving effect to depreciation but after taking into account any impairments.

“Borrower” has the meaning set forth in the preamble paragraph of this Agreement.

“Borrowing” means (a) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect or (b) a Competitive Bid Loan.

“Borrowing Date” means a date on which a Borrowing is made hereunder.

“Borrowing Request” is a request by the relevant Borrower for a Borrowing in a form approved by the Administrative Agent and submitted in accordance with Section 2.3.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that with respect to any Borrowings, disbursements and payments in respect of calculations, interest rates and Interest Periods pertaining to Eurocurrency Loans, such day is also a day on which banks are open for dealings in dollar deposits in London interbank market.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, partnership interests in a partnership, limited liability company interests in a limited liability company, any and all equivalent ownership interests in a Person which is not a corporation, partnership or limited liability company, and any and all warrants or options to purchase any of the foregoing.

“Capitalization Rate” means 6.75%.

“Capitalized Lease” of a Person means any lease of Property imposing obligations on such Person, as lessee or lessor thereunder, which are required in accordance with GAAP to be capitalized on a balance sheet of such Person.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person as lessee under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Equivalents” means, as of any date:

(i)	securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than one year from such date;

(ii)	mutual funds organized under the United States Investment Company Act rated AAm or AAm-G by S&P, P-1 by Moody’s and A by Fitch;

(iii)

certificates of deposit or other interest-bearing obligations of a bank or trust company which is a member in good standing of the Federal Reserve System having a short term unsecured debt rating of not less than A-1 by S&P, not less than P-1 by Moody’s and F-1 by Fitch (or in each case, if no bank or trust company is so rated, the highest comparable rating then given to any bank or trust company, but in such case only for funds invested overnight or over a weekend) provided that such investments shall mature or be redeemable upon the option of the holders thereof on or prior to a date one month from the date of their purchase;

(iv)

certificates of deposit or other interest-bearing obligations of a bank or trust company which is a member in good standing of the Federal Reserve System having a short term unsecured debt rating of not less than A-1+ by S&P, and not less than P-1 by Moody’s and which has a long term unsecured debt rating of not less than A1 by Moody’s (or in each case, if no bank or trust company is so rated, the highest comparable rating then given to any bank or trust company, but in such case only for funds invested overnight or over a weekend) provided that such investments shall mature or be redeemable upon the option of the holders thereof on or prior to a date three months from the date of their purchase;

(v)

bonds or other obligations having a short term unsecured debt rating of not less than A-1+ by S&P and P-1+ by Moody’s and having a long term debt rating of not less than A1 by Moody’s issued by or by authority of any state of the United States, any territory or possession of the United States, including the Commonwealth of Puerto Rico and agencies thereof, or any political subdivision of any of the foregoing;

(vi)

repurchase agreements issued by an entity rated not less than A-1+ by S&P, and not less than P-1 by Moody’s which are secured by U.S. Government securities of the type described in clause (i) of this definition maturing on or prior to a date one month from the date the repurchase agreement is entered into;

(vii)

short term promissory notes rated not less than A-1+ by S&P, and not less than P-1 by Moody’s maturing or to be redeemable upon the option of the holders thereof on or prior to a date one month from the date of their purchase; and

(viii)

commercial paper (having original maturities of not more than 365 days) rated at least A-1+ by S&P and P-1 by Moody’s and issued by a foreign or domestic issuer who, at the time of the investment, has outstanding long-term unsecured debt obligations rated at least A1 by Moody’s.

“Change in Law” means the occurrence after the date of this Agreement of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, implementation, interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or the Issuing Lender (or, for purposes of Section 3.2, by any lending office of such Lender or by such Lender’s or the Issuing Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means the occurrence of any of the following:

(a)

any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than forty percent (40%) of the total voting power of the then issued and outstanding voting Capital Stock of the Borrower;

(b)

any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) acquires, directly or indirectly, by contract or otherwise, the power to exercise control over the Capital Stock of the Borrower representing more than forty percent (40%) of the total voting power represented by the issued and outstanding Capital Stock of the Borrower; or

(c)

during any period of twelve (12) consecutive months, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the Borrower (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Borrower was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Borrower.

“Class” means when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Competitive Bid Loans or New Term Loans (if applicable).

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Commitment” means, for each Lender, including for the avoidance of doubt any New Revolving Lender or New Term Lender, its Revolving Commitment (including any New Revolving Commitment) and its New Term Commitment (if any).

“Communication” is defined in Section 13.1.

“Competitive Bid Borrowing Request” is defined in Section 2.22(e).

“Competitive Bid Lender” means a Lender which has a Competitive Bid Loan outstanding.

“Competitive Bid Loan” is a Loan made pursuant to Section 2.21 hereof.

“Competitive Bid Note” means the new or amended and restated promissory note payable to the order of each Lender in substantially the form attached hereto as Exhibit A-2 to be used to evidence any Competitive Bid Loans which such Lender elects to make (collectively, the “Competitive Bid Notes”).

“Competitive Bid Quote” means a response submitted by a Lender to the Administrative Agent or the Borrower, as the case may be with respect to an Invitation for Competitive Bid Quotes in substantially the form attached as Exhibit I-3 or J-2.

“Competitive Bid Quote Request” means a written request from Borrower to Administrative Agent in substantially the form attached as Exhibit I-1.

“Competitive LIBOR Margin” means, with respect to any Competitive Bid Loan for a LIBOR Interest Period, the percentage established in the applicable Competitive Bid Quote which is to be used to determine the interest rate applicable to such Competitive Bid Loan.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Capitalization Value” means, as of any date, an amount equal to the sum of (i) Net Operating Income from Stabilized Projects for the most recent period of four (4) consecutive fiscal quarters for which the Borrower has reported results divided by the Capitalization Rate, plus (ii) the Consolidated Group Pro Rata Share of Net Operating Income from Stabilized Projects owned by Investment Affiliates for the most recent period of four (4) consecutive fiscal quarters for which the Borrower has reported results divided by the Capitalization Rate, plus (iii) the amount of Consolidated Cash Flow attributable to Management Fees received by the Consolidated Group for the most recent period of four (4) consecutive fiscal quarters for which the Borrower has reported results, divided by the Capitalization Rate, plus (iv) Acquisition Assets valued at the higher of their acquisition cost or capitalization value, such value to be calculated by dividing (x) the Net Operating Income for such Acquisition Assets for the most recent period of four (4) consecutive fiscal quarters for which the Borrower has reported results (even if the Borrower or its Subsidiary or Investment Affiliate did not own such Acquisition Asset for the entire four (4) quarter period) by (y) the Capitalization Rate, provided that once an Acquisition Asset is valued by capitalizing Net Operating Income, that Acquisition Asset can no longer be valued using its acquisition cost.

“Consolidated Cash Flow” means, for any period, an amount equal to (a) Funds From Operations for such period plus (b) Consolidated Interest Expense for such period.

“Consolidated Group” means the Borrower and all Subsidiaries which are consolidated with it for financial reporting purposes under GAAP.

“Consolidated Group Pro Rata Share” means, with respect to any Investment Affiliate, the percentage of the total equity ownership interests held by the Consolidated Group in the aggregate, in such Investment Affiliate determined by calculating the greater of (i) the percentage of the issued and outstanding stock, partnership interests or membership interests in such Investment Affiliate held by the Consolidated Group in the aggregate and (ii) the percentage of the total book value of such Investment Affiliate that would be received by the Consolidated Group in the aggregate, upon liquidation of such Investment Affiliate, after repayment in full of all Indebtedness of such Investment Affiliate.

“Consolidated Interest Expense” means, for any period without duplication, the sum of (a) the amount of interest expense, determined in accordance with GAAP, of the Consolidated Group for such period attributable to Consolidated Outstanding Indebtedness during such period, plus (b) the Consolidated Group Pro Rata Share of any interest expense, determined in accordance with GAAP, of any Investment Affiliate, for such period, whether recourse or non-recourse, less (c) with respect to each consolidated Subsidiary of the Borrower in which the Borrower does not directly or indirectly hold a 100% ownership interest, a percentage of the interest expense attributable to such consolidated Subsidiary which is included under clause (a) of this definition and which is not related to Indebtedness which is a Guarantee Obligation of the Borrower equal to the percentage ownership in such consolidated Subsidiary which is not held either (i) directly or indirectly by the Borrower, or (ii) by holders of operating partnership units in such consolidated Subsidiary which are convertible into stock of the Borrower.

“Consolidated Market Value” means, as of any date, an amount equal to the sum of:

(a)

the Consolidated Capitalization Value as of such date (provided that the amount added to Consolidated Capitalization Value pursuant to clause (iii) thereof shall not exceed 17.5% of the Consolidated Market Value), plus

(b)	the value of Unrestricted Cash and Cash Equivalents, plus

(c)	the value of Assets Under Development (provided that the amount included in Consolidated Market Value pursuant to this clause (c) shall not exceed 10% of the Consolidated Market Value), plus

(d)

100% of the then-current value under GAAP of all First Mortgage Receivables (provided that the amount included in Consolidated Market Value pursuant to this clause (d) shall not exceed 5% of the Consolidated Market Value), plus

(e)

100% of the then-current Book Value of Developable Land (provided that the amount included in Consolidated Market Value pursuant to this clause (e) shall not exceed 5% of the Consolidated Market Value), plus

(f)

cash from like-kind exchanges on deposit with a qualified intermediary (provided that the amount included in Consolidated Market Value pursuant to this clause (f) shall not exceed 10% of the Consolidated Market Value), plus

(g)

the value of Mezzanine Debt Investments that are not more than ninety (90) days past due determined in accordance with GAAP (provided that the amount included in Consolidated Market Value for Mezzanine Debt Investments pursuant to this clause (g) shall not exceed 5% of the Consolidated Market Value), plus

(h)

the value of Non-Stabilized Projects, as determined individually for each Non-Stabilized Project, at the then-current Book Value (a) for each Non-Stabilized Project owned by members of the Consolidated Group and (b) multiplied by the applicable Consolidated Group Pro Rata Share, for each Non-Stabilized Project owned by an Investment Affiliate (provided that the amount included in Consolidated Market Value pursuant to this clause (h) shall not exceed 5% of the Consolidated Market Value); plus

(i)

100% of the then-current Book Value of Passive Non-Real Estate Investments (provided that the amount included in Consolidated Market Value pursuant to this clause (i) shall not exceed 10% of the Consolidated Market Value);

provided that (x) the amount included in Consolidated Market Value that is attributable to Investment Affiliates shall not exceed 25% of Consolidated Market Value and (y) the aggregate amount included in Consolidated Market Value that is attributable to Developable Land, Passive Non-Real Estate Investments, First Mortgage Receivables, Assets Under Development, Properties not located in the United States and Puerto Rico, and Management Fees (pursuant to clause (iii) of Consolidated Capitalization Value) shall not exceed 25% of Consolidated Market Value. If a Project is no longer owned as of the date of determination, then no value shall be included from such Project.

“Consolidated Net Income” means, for any period, consolidated net income (or loss) of the Consolidated Group for such period determined on a consolidated basis in accordance with GAAP; plus that portion of any amount deducted as minority equity interest in calculating such consolidated net income which is attributable to minority interest holders holding operating partnership units in a member of the Consolidated Group which are convertible into stock in the Borrower, but provided that there shall be excluded the income (or deficit) of any other Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries.

“Consolidated Outstanding Indebtedness” means, as of any date of determination, without duplication, the sum of (a) all Indebtedness of the Consolidated Group outstanding at such date, determined on a consolidated basis in accordance with GAAP, plus (b) the applicable Consolidated Group Pro Rata Share of any Indebtedness of each Investment Affiliate other than Indebtedness of such Investment Affiliate to a member of the Consolidated Group, less (c) with respect to each consolidated Subsidiary of the Borrower in which the Borrower does not directly or indirectly hold a 100% ownership interest, a percentage of any Indebtedness of such consolidated Subsidiary which is not a Guarantee Obligation of the Borrower equal to the percentage ownership interest in such consolidated Subsidiary which is not held directly or indirectly by the Borrower.

“Consolidated Secured Indebtedness” means, as of any date of determination, without duplication, the sum of (a) the aggregate principal amount of that portion of the Consolidated Outstanding Indebtedness which is secured by any Lien on the Property of Borrower or its Subsidiaries, without regard to recourse, plus (b) the excess, if any, over $25,000,000, of the sum of (x) the aggregate principal amount of all Unsecured Indebtedness for borrowed money (including Guarantee Obligations for borrowed money) of the Subsidiaries of the Borrower, determined on a consolidated basis in accordance with GAAP, excluding any Indebtedness of a Subsidiary that is a Qualified Borrower or a Subsidiary Guarantor and (y) a percentage of the aggregate principal amount of all Indebtedness of each Investment Affiliate that is secured by any Lien on the Property of that Investment Affiliate equal to the greater of (i) the percentage of such Indebtedness for which any member of the Consolidated Group is liable and (ii) the Consolidated Group Pro Rata Share of such Investment Affiliate.

“Consolidated Unsecured Indebtedness” means, as of any date of determination, the aggregate principal amount of all Unsecured Indebtedness of the Consolidated Group outstanding at such date, including without limitation all the outstanding Indebtedness under this Agreement as of such date, determined on a consolidated basis in accordance with GAAP.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Conversion/Continuation Notice” is defined in Section 2.10.

“Convertible Debt Accounting Guidance” means any rule, regulation, pronouncement or other guidance under GAAP in the United States, including Accounting Standards Codification 470-20 or 2015-03, which specifically relates to the accounting for convertible debt instruments that may be settled in cash upon conversion, and requires that the accounting treatment of such instruments be modified to (i) bifurcate the instrument into an indebtedness and an equity component, (ii) value each component of the instrument separately, and (iii) recognize interest expense on the indebtedness component at a rate similar to a liability instrument that does not have an equity component (which effectively represents a non-cash adjustment to interest expense in excess of the stated interest rate on the instrument).

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 9.19.

“Credit Party” means the Administrative Agent, each Issuing Lender or any other Lender.

“Default” means an event described in Article VII.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Facility Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) or clause (ii) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied or, in the case of clause (iii) above, such Lender notifies the Administrative Agent in writing that such failure is the result of a good faith dispute as to the amount of indemnification claimed by the Administrative Agent under Section 10.8 hereof, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, acting at the request of a Lender in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations as of the date of certification) to fund prospective Loans and participations in then outstanding Facility Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s receipt of such certification in form and substance satisfactory to the Administrative Agent, or (d) has become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.

“Default Rate” means the interest rate which may apply during the continuance of a Default pursuant to Section 2.12.

“Designated Lender” means any Person who has been designated by a Lender to fund Competitive Bid Loans pursuant to a Designation Agreement in substantially the form attached hereto as Exhibit L.

“Developable Land” means land which is appropriately zoned, has access to all necessary utilities and has access to publicly dedicated streets.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary other than a Foreign Subsidiary.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environmental Laws” means any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect, in each case to the extent the foregoing are applicable to the Borrower or any Subsidiary or any of their respective assets or Projects.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“Equity Value” means, with respect to a Subsidiary owned and in operation for a period of four (4) or more consecutive full fiscal quarters, by the Borrower or one of its other Subsidiaries, an amount equal to (A) the sum of net income (or loss) for the most recent four (4) consecutive fiscal quarters without giving effect to depreciation and amortization, gains or losses from extraordinary items, gains or losses on sales of real estate, and gains or losses on investments in marketable securities for such period, plus the amount of interest expense for such period on the aggregate principal amount of the Indebtedness of such Subsidiary, divided by (B) the Capitalization Rate, and then minus (C) Indebtedness of the Subsidiary as of the date of determination. For any Subsidiary not owned and in operation for four (4) fiscal quarters, until it or its Properties have been owned and operated by the Borrower or one of its other Subsidiaries for four (4) or more consecutive full fiscal quarters, “Equity Value” shall mean the Borrower’s estimated annual Net Operating Income for the Projects owned by such Subsidiary based on leases in existence at the date such Subsidiary is formed or purchased divided by the Capitalization Rate, and then minus the Indebtedness of such Subsidiary as of the date of determination.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency” means when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the LIBOR Rate.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Facility Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Facility Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19 or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.5, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Facility Letter of Credit or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.5(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Extension Option” is defined in Section 2.28.

“Facility Fee” is defined in Section 2.6.

“Facility Fee Rate” is, as of any date, the percentage established in accordance with the terms of Section 2.4.

“Facility Letter of Credit” means a Letter of Credit issued under the Revolving Facility.

“Facility Letter of Credit Fee” is defined in Section 2A.8.

“Facility Termination Date” means January 26, 2024, subject to extension in accordance with Section 2.28.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any applicable intergovernmental agreements with respect to the implementation of the foregoing, and any official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the greater of (a) the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate and (b) 0%.

“Financeable Ground Lease” means each ground lease existing on the date of this Agreement and listed on Schedule FGL and each ground lease entered into or acquired after the date hereof that would constitute a financeable ground lease to a prudent institutional lender in the business of making commercial real estate loans and, accordingly, provide customary protections for a potential leasehold mortgagee including a remaining term, including any optional extension terms exercisable unilaterally by the tenant, of no less than 20 years from the Closing Date.

“Financial Contract” of a Person means (i) any exchange - traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics, or (ii) any Rate Management Transaction.

“Financial Undertaking” of a Person means (i) any transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person, or (ii) any agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including, but not limited to, interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options.

“First Mortgage Receivable” means any Indebtedness owing to a member of the Consolidated Group which is secured by a first-priority mortgage or deed of trust on commercial real estate having a value in excess of (x) the purchase price of such Indebtedness with respect to any such Indebtedness that was originated by a third party and acquired by such member of the Consolidated Group, or (y) the amount of such Indebtedness with respect to any such Indebtedness that was originated by such member of the Consolidated Group, and in each case, which has been designated by the Borrower as a “First Mortgage Receivable” in its most recent compliance certificate; provided, however, that (i) any such Indebtedness owed by an Investment Affiliate shall be reduced by the Consolidated Group Pro Rata Share of such Indebtedness, and (ii) any such Indebtedness owed by a member of the Consolidated Group shall be reduced by the Consolidated Group’s pro rata share of such Indebtedness.

“Fitch” means Fitch Investor Services, Inc. and its successors.

“Fixed Charges” shall mean, for any period, the sum of (i) Consolidated Interest Expense (but excluding in all cases any make-whole premium, prepayment premium or penalty or other similar amount paid in connection with the prepayment, retirement or defeasance of Indebtedness), (ii) all scheduled principal payments due on account of Consolidated Outstanding Indebtedness (excluding balloon payments), (iii) all dividends payable on account of preferred stock or preferred operating partnership units of the Borrower or any other Person in the Consolidated Group and (iv) all ground lease payments to the extent not deducted as an expense in calculating Consolidated Cash Flow.

“Fixed Rate” means the Absolute Rate or the LIBOR Rate.

“Fixed Rate Borrowing” means a Borrowing which bears interest at a Fixed Rate.

“Fixed Rate Loan” means a Loan which bears interest at a Fixed Rate.

“Floating Rate” means, for any day, a rate per annum equal to the sum of (i) the Alternate Base Rate for such day plus (ii) the ABR Applicable Margin for such day, in each case changing when and as the Alternate Base Rate changes.

“Floating Rate Borrowing” means a Borrowing which bears interest at the Floating Rate.

“Floating Rate Loan” means a Loan which bears interest at the Floating Rate.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Subsidiary” means any Subsidiary (a) that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia, (b) that is a Foreign Subsidiary Holdco, or (c) that is a Subsidiary of either of the foregoing.

“Foreign Subsidiary Holdco” means any Domestic Subsidiary that has no material assets other than the Capital Stock of one or more Foreign Subsidiaries, and other assets relating to an ownership interest in any such Capital Stock.

“Funded Percentage” means, with respect to any Lender at any time, a percentage equal to a fraction the numerator of which is the amount actually disbursed and outstanding to Borrower by such Lender at such time (including Competitive Bid Loans), and the denominator of which is the total amount disbursed and outstanding to Borrower by all of the Lenders at such time (including Competitive Bid Loans).

“Funds From Operations” means, for any period, the sum of (i) Consolidated Net Income for such period, excluding (A) gains (losses) on sales of property, (B) extraordinary or non-recurring expenses, income, losses or gains (including, for the avoidance of doubt, gains or losses on debt retirements), and (C) non-cash income and non-cash charges (including, without limitation, depreciation and amortization, and equity gains (losses) from each Investment Affiliate included therein, but excluding any amortization of deferred finance costs), plus (ii) the applicable Consolidated Group Pro Rata Share of funds from operations of each Investment Affiliate that is due to the Consolidated Group for such period, all determined on a consistent basis. With regard to the foregoing sentence, for each consolidated Subsidiary of the Borrower in which the Borrower does not directly or indirectly hold a 100% ownership interest, each of clauses (A), (B) and (C) shall exclude the prorata share of such item attributable to minority interest holders which do not hold operating partnership units convertible to stock in the Borrower.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 6.1, subject to Section 1.6.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee Obligation” means, as to any Person (the “guaranteeing person”), any obligation (determined without duplication) of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any Letter of Credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counter-indemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the maximum stated amount of the primary obligation relating to such Guarantee Obligation (or, if less, the maximum stated liability set forth in the instrument embodying such Guarantee Obligation), provided, that in the absence of any such stated amount or stated liability, the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“IBA” is defined in Section 1.4.

“Impacted Interest Period” has the meaning set forth in the definition of “LIBOR Base Rate”.

“Incremental Commitments” is defined in Section 2.1(d).

“Indebtedness” of any Person at any date means without duplication, (a) all indebtedness of such Person for borrowed money including without limitation any repurchase obligation or liability of such Person with respect to securities, accounts or notes receivable sold by such Person, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), to the extent such obligations constitute indebtedness for the purposes of GAAP, (c) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (d) all Capitalized Lease Obligations, (e) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (f) all Guarantee Obligations of such Person (excluding in any calculation of consolidated Indebtedness of the Consolidated Group, Guarantee Obligations of one member of the Consolidated Group in respect of primary obligations of any other member of the Consolidated Group), (g) all reimbursement obligations of such Person for letters of credit and other contingent liabilities, (h) any Net Mark-to-Market Exposure and (i) all liabilities secured by any lien (other than liens for taxes not yet due and payable) on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a) hereof, Other Taxes.

“Interest Election” is defined in Section 2.10(b).

“Interest Period” means an Absolute Interest Period or a LIBOR Interest Period.

“Interpolated Rate” means, at any time, for any LIBOR Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period for which that LIBO Screen Rate is available that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period for which that LIBO Screen Rate is available that exceeds the Impacted Interest Period, in each case, at such time.

“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade), deposit account or contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition of, the Capital Stock, notes, debentures or other securities of any other Person made by such Person. For the avoidance of doubt, an Investment shall not include any security of any Person that is convertible into, exchangeable for or exercisable into or an option to purchase the Capital Stock of Borrower.

“Investment Affiliate” means any Person in which the Consolidated Group, directly or indirectly, has an ownership interest, whose financial results are not consolidated under GAAP with the financial results of the Consolidated Group. Notwithstanding anything to the contrary, it is agreed that Retail Value Inc. shall not constitute an Investment Affiliate.

“Invitation for Competitive Bid Quotes” means a written notice to the Lenders from the Administrative Agent in substantially the form attached as Exhibit I-2 for Competitive Bid Loans made pursuant to Section 2.22, and a written notice to the Lenders from the Borrower in substantially the form of Exhibit J-1 for Competitive Bid Loans made pursuant to Section 2.23.

“Issuance Date” is defined in Section 2A.4.

“Issuance Notice” is defined in Section 2A.4.

“Issuing Lender” means, with respect to each Facility Letter of Credit, the Lender which issues such Facility Letter of Credit and its successors in such capacity. As of the Closing Date, the permitted Issuing Lenders are JPMorgan Chase Bank, N.A. and Wells Fargo Bank, N.A. Any Issuing Lender may, in its discretion, arrange for a Facility Letter of Credit to be issued by its Affiliates (provided that either (a) such designation does not result in any increased cost or liability to the Borrower in any underlying transaction supported by such Letter of Credit as opposed to the cost or liability to such Borrower of a Letter of Credit issued by such Issuing Lender or (b) the Borrower gives its prior written consent to such designation, such consent not to be unreasonably withheld or delayed), in which case the term “Issuing Lender” shall include such Affiliate. Each reference herein to the Issuing Lender shall mean all of the Issuing Lenders, each Issuing Lender, any Issuing Lender or the applicable Issuing Lender, as the context may require.

“Joint Lead Arrangers” means Wells Fargo Securities, LLC, JPMorgan Chase Bank, N.A., Citizens Bank, N.A., RBC Capital Markets and U.S. Bank National Association.

“JPMorgan Chase Bank” means JPMorgan Chase Bank, N.A., in its individual capacity and its successors.

“LC Disbursement” means a payment made by the applicable Issuing Lender pursuant to a Facility Letter of Credit.

“LC Exposure” means at any time, the sum of (a) the aggregate undrawn amount of all outstanding Facility Letters of Credit, plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the relevant Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Percentage of the total LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Facility Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms of the Facility Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Facility Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrower and each Lender shall remain in full force and effect until the Issuing Lender and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Facility Letter of Credit.

“Lenders” means the lending institutions listed on the signature pages of this Agreement, their respective successors and assigns, any other lending institutions that subsequently become parties to this Agreement (including for the avoidance of doubt any New Term Lender and any New Revolving Lender) and the Designated Lenders, if any, provided that the term “Lender” shall exclude each such Designated Lender when used in the reference to the Commitments or terms relating to the Commitments. Unless the context otherwise requires, the term “Lenders” includes the Issuing Lenders.

“Lending Installation” means, with respect to a Lender, any office, branch, subsidiary or affiliate of such Lender.

“Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

“Letter of Credit Collateral Account” is defined in Section 2A.9.

“Letter of Credit Commitment” means as to any Issuing Lender (i) the amount set forth opposite such Issuing Lender’s name on Schedule 1A hereof or (ii) if such Issuing Lender has entered into an Assignment and Assumption, the amount set forth for such Lender as its Letter of Credit Commitment in the Register maintained by the Administrative Agent pursuant to Section 12.3. The Letter of Credit Commitment of an Issuing Lender may be modified from time to time by agreement between such Issuing Lender and the Borrower, and notified to the Administrative Agent.

“Letter of Credit Request” is defined in Section 2A.4.

“LIBO Screen Rate” means, for any day and time, with respect to any Eurocurrency Borrowing for any LIBOR Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for U.S. Dollars for a period equal in length to such LIBOR Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate), or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion, provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to zero.

“LIBOR Applicable Margin” means, as of any date with respect to any LIBOR Interest Period, the Applicable Margin in effect for such LIBOR Interest Period as determined in accordance with Section 2.4 hereof.

“LIBOR Base Rate” means with respect to any Eurocurrency Borrowing for any LIBOR Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such LIBOR Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBOR Base Rate shall be the Interpolated Rate.

“LIBOR Interest Period” means a period of one, two, three or six months (or such shorter period as may be approved by the Lenders) commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such LIBOR Interest Period shall end on (but exclude) the day which corresponds numerically to such date one, two, three or six months thereafter (or the last day of such shorter period as may be approved by all of the Lenders), provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such LIBOR Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If a LIBOR Interest Period would otherwise end on a day which is not a Business Day, such LIBOR Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such LIBOR Interest Period shall end on the immediately preceding Business Day.

“LIBOR Rate” means, with respect to a Eurocurrency Borrowing for the relevant LIBOR Interest Period, the sum of (i) the quotient of (a) the LIBOR Base Rate applicable to such LIBOR Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such LIBOR Interest Period, plus (ii) in the case of ratable Eurocurrency Borrowings, the LIBOR Applicable Margin in effect from time to time during such LIBOR Interest Period, or in the case of Eurocurrency Borrowings made as Competitive Bid Loans, the Competitive LIBOR Margin established in the Competitive Bid Quote applicable to such Competitive Bid Loan. The LIBOR Rate shall be rounded to the next higher 1/100 of 1% if the rate is not a multiple of 1/100 of 1%.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan” means, with respect to a Lender, such Lender’s portion of any Borrowing, including any New Term Loan.

“Loan Documents” means this Agreement, the Notes (including the Qualified Borrower Notes), the Qualified Borrower Guaranty and any other document from time to time evidencing or securing indebtedness incurred by the Borrower under this Agreement, as any of the foregoing may be amended or modified from time to time.

“Loan Party” means Parent Borrower, any Qualified Borrower, or any Subsidiary providing a guaranty of the Obligations.

“Major Acquisition” means (a) a single transaction for the purpose of or resulting, directly or indirectly, in the acquisition (including, without limitation, a merger or consolidation or any other combination with another Person) by one or more of Borrower and its Subsidiaries of Properties or assets of a Person for a gross purchase price equal to or in excess of 10% of Consolidated Market Value (without giving effect to such acquisition) or (b) one or more transactions for the purpose of or resulting, directly or indirectly, in the acquisition (including, without limitation, a merger or consolidation or any other combination with another Person) by one or more of the Borrower and its Subsidiaries of Properties or assets of a Person in any two consecutive fiscal quarters for an aggregate gross purchase price equal to or in excess of 10% of Consolidated Market Value (without giving effect to such acquisitions).

“Management Fees” means, collectively, all fees and income earned by the Borrower and any of its Wholly-Owned Subsidiaries for the applicable period in connection with the management, development, and operations of a Property including, without limitation, all property management fees, asset management fees, leasing and sales commissions, development fees, construction management fees, tenant coordination fees, legal fees, accounting fees, tax preparation fees, consulting fees, and financing or debt placement fees.

“Material Adverse Effect” means a material adverse effect on (i) the business, Property or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maximum Legal Rate” means the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or in the Note or other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Mezzanine Debt Investments” mean any mezzanine or subordinated mortgage loans made by a member of the Consolidated Group to entities that own commercial real estate or to the members, partners, stockholders, etc. of such entities, which real estate has a value in excess of the sum of (x) the purchase price of such Indebtedness with respect to any such Indebtedness that was originated by a third party and acquired by such member of the Consolidated Group, or (y) the amount of such Indebtedness with respect to any such Indebtedness that was originated by such member of the Consolidated Group, plus any senior debt encumbering such real estate and which has been designated by the Borrower as a “Mezzanine Debt Investment” in its most recent compliance certificate; provided, however, that (i) any such Indebtedness owed by an Investment Affiliate shall be reduced by the Consolidated Group Pro Rata Share of such Indebtedness, and (ii) any such Indebtedness owed by a member of the Consolidated Group shall be reduced by the Consolidated Group’s pro rata share of such Indebtedness.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

“Multi-Property Entity” is a Subsidiary that owns more than one Project, either directly or indirectly through the ownership of Capital Stock in another Subsidiary of Borrower, and owns an interest in any Capital Stock in a Subsidiary of Borrower that owns fee simple title in, or ground leases an asset that is not an Unencumbered Asset.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Management Transactions or any other Financial Contract. “Unrealized losses” means the fair market value of the cost to such Person of replacing such Rate Management Transaction or other Financial Contract as of the date of determination (assuming the Rate Management Transaction or other Financial Contract were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Rate Management Transaction or other Financial Contract as of the date of determination (assuming such Rate Management Transaction or other Financial Contract were to be terminated as of that date).

“Net Operating Income” means, with respect to any Project for any period, “property rental and other income” (as determined by GAAP) attributable to such Project accruing for such period minus the amount of all expenses (as determined in accordance with GAAP) incurred in connection with and directly attributable to the ownership and operation of such Project for such period, including, without limitation, Property Management Fees and amounts accrued for the payment of real estate taxes and insurance premiums, but excluding interest expense or other debt service charges and any non-cash charges such as depreciation or amortization of financing costs plus acquisition costs for consummated acquisitions. As used herein “Property Management Fees”, means, with respect to each Project for any period, an assumed amount equal to three percent (3%) of the aggregate base rent and percentage rent due and payable under leases with tenants at such Project.

“New Revolving Commitments” is defined in Section 2.1(d).

“New Revolving Lenders” is defined in Section 2.1(d).

“New Term Commitments” is defined in Section 2.1(d).

“New Term Lender” is defined in Section 2.1(d).

“New Term Loans” is defined in Section 2.1(d).

“Nonrecourse Indebtedness” means, with respect to any Person, Indebtedness for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, violation of “special purpose entity” covenants, bankruptcy, insolvency, receivership or other similar events and other similar exceptions to recourse liability until a claim is made with respect thereto, and then in the event of any such claim, only a portion of such Indebtedness in an amount equal to the amount of such claim shall no longer constitute “Nonrecourse Indebtedness” for the period that such portion is subject to such claim) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.

“Non-Stabilized Project” means, as of any date of determination, all Projects owned by the Consolidated Group and the Investment Affiliates that have a negative Net Operating Income for the most recently ended period of twelve (12) months, but excluding Acquisition Assets and Assets under Development. A Project may continue to be treated as a Non-Stabilized Project for up to eighteen (18) months from the Closing Date or such later date on which such Project becomes a Non-Stabilized Project; thereafter such Project will be valued at zero until such Project generates positive Net Operating Income. Notwithstanding anything herein to the contrary, SITE’s corporate headquarters complex currently located in Beachwood, Ohio shall constitute a Non-Stabilized Project at all times.

“Non-U.S. Lender” is defined in Section 3.5(iv).

“Note” means a new (in the case of Lenders not parties to the Prior Agreement) or an amended and restated (in the case of Lenders parties to the Prior Agreement), as applicable, promissory note, in substantially the form of Exhibit A-1 hereto, duly executed by the Borrower and payable to the applicable Lender and in the case of a Qualified Borrower, a Qualified Borrower Note, including in each case any amendment, modification, renewal or replacement of such promissory note.

“Notice to Extend” is defined in Section 2.28.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Banking Day, for the immediately preceding Banking Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means the Borrowings, the LC Exposures and all accrued and unpaid interest, fees and all other obligations of Borrower to the Administrative Agent or the Lenders, or any of them, arising under this Agreement or any of the other Loan Documents.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Facility Letter of Credit or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a Subsidiary.

“Parent Borrower” is defined in the recitals.

“Participant Register” is defined in Section 12.2.

“Participants” is defined in Section 12.2.

“Passive Non-Real Estate Investments” means stock or other equity interests in or debt of entities not primarily involved in commercial real estate development or ownership.

“Patriot Act” is defined in Section 12.7.

“Payment Date” means, with respect to the payment of interest accrued on any Floating Rate Borrowing or any Facility Letter of Credit Fee or issuance fee for any Facility Letter of Credit, the first day of each calendar month.

“Payment in Full” means the occurrence of all of the following conditions: (i) all Commitments have been terminated, (ii) all LC Disbursements have been reimbursed and all Letters of Credit have been terminated or have expired without any pending draw request (other than Letters of Credit as to which the Borrower has provided cash collateral in accordance with Sections 2A.2 and 2A.9 or other arrangements reasonably satisfactory to the Administrative Agent and the applicable Issuing Lenders have been made), and (iii) the principal of and interest on each Loan and all fees and other Obligations payable under the Loan Documents have been paid in full (other than indemnities and other contingent Obligations not then due and payable and as to which no claim has been made), and “Paid in Full” shall have the related meaning.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Percentage” with respect to any Revolving Lender, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment; provided that in the case of Section 2.27 when a Defaulting Lender shall exist, “Percentage” shall mean the percentage of the total Revolving Commitments (disregarding any Defaulting Lender’s Revolving Commitments) represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments and any Lender’s status as a Defaulting Lender.

“Permitted Liens” are defined in Section 6.15.

“Person” means any natural person, corporation, firm, joint venture, partnership, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Prior Agreement” is defined in Recital C.

“Project” means any real estate asset owned by Borrower or any of its Subsidiaries or any Investment Affiliate, and operated or intended to be operated as a retail, office, residential or industrial property.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 9.19.

“Qualified Borrower” means any Wholly-Owned Subsidiary of Borrower which has complied with the requirements set forth in Section 2.1 for being a Borrower hereunder, the Indebtedness of which, in all cases, shall be guaranteed by SITE and each Subsidiary Guarantor.

“Qualified Borrower Competitive Bid Note” means a promissory note, in substantially the same form of Exhibit O hereto, duly executed by the Qualified Borrower and payable to the Administrative Agent on behalf of the Lenders to be used to evidence any Competitive Bid Loans which a Lender elects to make to a Qualified Borrower, including any amendment, modification renewal or replacement of such promissory note.

“Qualified Borrower Guaranty” means a full and unconditional guaranty of payment in the form of Exhibit M attached hereto, enforceable against SITE for the payment of a Qualified Borrower’s debt or obligation to the Lenders pursuant to this Agreement.

“Qualified Borrower Note” means a promissory note, in substantially the same form of Exhibit N hereto, duly executed by the Qualified Borrower and payable to the order of the Administrative Agent on behalf of a Lender, including any amendment, modification renewal or replacement of such promissory note.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by the Borrower which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Recipient” means the Administrative Agent, any Lender and the Issuing Lenders, as applicable.

“Recourse Indebtedness” means any Indebtedness of Borrower or any of its Subsidiaries with respect to which the liability of the obligor is not limited to the obligor’s interest in specified assets securing such Indebtedness, subject to customary limited exceptions for certain acts or types of liability.

“Register” is defined in Section 12.3.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Reimbursement Obligations” means at any time, the aggregate of the Obligations of the Borrower to the Lenders, the Issuing Lender and the Administrative Agent in respect of all unreimbursed payments or disbursements made by the Lenders, the Issuing Lender and the Administrative Agent under or in respect of the Facility Letters of Credit.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Removal Effective Date” is defined in Section 10.1.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Required Lenders” means (a) at any time prior to the earlier of the Loans becoming due and payable pursuant to Section 8.1 or the Commitments terminating or expiring, Lenders having outstanding principal amount of New Term Loans (if any), Revolving Exposures and Unfunded Commitments representing more than 50% of the sum of the aggregate outstanding principal amount of New Term Loans (if any), total Revolving Exposures and Unfunded Commitments at such time, provided that, solely for purposes of declaring the Loans to be due and payable pursuant to Section 8.1, (i) the Unfunded Commitment of each Lender shall be deemed to be zero and (ii) the outstanding Competitive Bid Loans of the Lenders shall be included in their respective Revolving Exposures and in the total Revolving Exposures in determining the Required Lenders; (b) for all purposes after the Loans become due and payable pursuant to Section 8.1 or the Commitments expire or terminate, Lenders having outstanding principal amount of New Term Loans (if any), Revolving Exposures and Competitive Bid Loans representing more than 50% of the sum of the aggregate outstanding principal amount of New Term Loans (if any), total Revolving Credit Exposures and the aggregate outstanding principal amount of the Competitive Bid Loans at such time and (c) at all times, the outstanding principal amount of New Term Loans (if any), Revolving Exposure and Unfunded Commitments of Defaulting Lenders shall be excluded for purposes of any such determination, as provided in Section 2.27(b); provided that, in the case of clauses (a), (b) and (c) above for the purpose of determining the Required Lenders needed for any waiver, amendment, modification or consent of or under this Agreement or any other Loan Document, any Lender that is the Borrower or an Affiliate of the Borrower shall be disregarded.

“Reserve Requirement” means, with respect to a Eurocurrency Loan and LIBOR Interest Period, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Federal Reserve Board or other governmental authority or agency having jurisdiction with respect thereto for determining the maximum reserves (including, without limitation, basic, supplemental, marginal and emergency reserves) for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D) maintained by a member bank of the Federal Reserve System.

“Restricted Cash Collateral” is defined in Section 6.18(i).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock in the Borrower or any option, warrant or other right to acquire any such Capital Stock in the Borrower, or any transaction that has a substantially similar effect.

“Revolving Commitment” means with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Facility Letters of Credit hereunder, as such commitment may be changed from time to time pursuant to this Agreement, including pursuant to Section 2.1(c). The amount of each Lender’s Revolving Commitment is set forth on Schedule 1 opposite such Lender’s name, or in the Assignment and Assumption or other documentation or record (as such term is defined in Section 9-102(a)(70) of the New York Uniform Commercial Code) as provided in Section 12.3(b)(iii), pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable, which may be modified or supplemented by any Assignment and Assumption executed and consented to in accordance with Section 12.3, pursuant to which such Lender shall have assigned or assumed its Revolving Commitment, as applicable, or such documentation executed pursuant to Section 2.1(d). The aggregate amount of the Revolving Commitments is $950,000,000 as of the Closing Date.

“Revolving Exposure” means with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure at such time.

“Revolving Facility” means the Revolving Commitments and the extensions of credit made thereunder.

“Revolving Lender” means a Lender with a Revolving Commitment or with Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to Section 2.1(a)(i).

“Sanctioned Country” means, at any time, (A) a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria), or (B) any country, region or territory listed in any sanctions-related list of designated countries, regions or territories maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union Member State, Her Majesty’s Treasury of the United Kingdom or other relevant Governmental Authority.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of any Sanctions.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Series” is defined in Section 2.1(d).

“Single Employer Plan” means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

“SITE” is defined in the recitals.

“S&P” means S&P Global Ratings and its successors.

“Specified Default” means (A) any Default that has resulted in the acceleration of the Loans in accordance with Section 8.1, (B) any Default of the type described in Sections 7.1, 7.2, 7.3 (solely with respect to a breach of Section 6.1(i), 6.1(ii), 6.1(iii), 6.1(iv) or 6.18), 7.7 or 7.8 or (C) any other Default for which the Administrative Agent, at the request of the Required Lenders, has declared by written notice to the Borrower that the limitations on Restricted Payments set forth in Section 6.11 are applicable.

“Stabilized Project” means a Project which is not (i) an Acquisition Asset, (ii) an Asset Under Development or (iii) a Non-Stabilized Project.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Subsidiary Guarantor” means a Subsidiary which has delivered a Subsidiary Guaranty.

“Subsidiary Guaranty” means a guarantee of all Obligations delivered by a Subsidiary if necessary pursuant to the definition of Unencumbered Assets or Consolidated Secured Indebtedness.

“Supported QFC” has the meaning assigned to it in Section 9.19.

“Syndication Agent” means Wells Fargo Bank, N.A. in its capacity as syndication agent for the Lenders, and not in its individual capacity as a Lender.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Exposure” means, at any time, the sum of the aggregate Revolving Exposures for each of the Revolving Lenders, including the New Revolving Lenders (if any).

“Transferee” is defined in Section 12.5.

“Type” when used in reference to any Loan or Borrowing, refers to the rate by reference to which interest on such Loan, or on the Loans comprising such Borrowing, is determined. For purposes hereof, “rate” shall include the LIBOR Rate and the Alternate Base Rate.

“Unencumbered Asset” means, subject to clauses (a), (b) and (c) below, any Project and any Asset Under Development located in the United States, Canada or Puerto Rico 100% of which is owned in fee simple, in a condominium structure or ground leased by the Borrower or a Wholly-Owned Subsidiary (provided that a Project which is ground leased shall be included as an

Unencumbered Asset only if such ground lease is a Financeable Ground Lease) which, as of any date of determination, is not subject to any Liens, claims, or restrictions on transferability or assignability of any kind (including any such Lien, claim or restriction imposed by the organizational documents of any Subsidiary) other than Permitted Liens set forth in Sections 6.15(i) through 6.15(iv).

(a)

No Project or Asset Under Development will be an Unencumbered Asset if Borrower, the owner of such Project or Asset Under Development (an “Unencumbered Asset Ownership Entity”) or any Subsidiary that is in the direct chain of ownership between any Borrower and the Unencumbered Asset Ownership Entity (a “Relevant Subsidiary”) is subject to any agreement (including (i) any agreement governing Indebtedness and (ii) if applicable, the organizational documents of Borrower, any Relevant Subsidiary or Unencumbered Asset Ownership Entity) that prohibits or limits the ability of the Borrower, the Unencumbered Asset Ownership Entity or any Relevant Subsidiary to create, incur, assume or suffer to exist any Lien upon that Project or Asset Under Development or upon the Capital Stock of the Unencumbered Asset Ownership Entity, or any Relevant Subsidiary, including, without limitation, any negative pledge or similar covenant or restriction.

(b)

No Project or Asset Under Development will be an Unencumbered Asset if the Unencumbered Asset Ownership Entity or any Relevant Subsidiary is subject to any agreement (including any agreement governing Indebtedness incurred in order to finance or refinance the acquisition of such asset) that entitles any Person to the benefit of any Lien (other than Permitted Liens set forth in Sections 6.15(i) through 6.15(iv)) on any assets or Capital Stock of the Unencumbered Asset Ownership Entity or any Relevant Subsidiary or would entitle any Person to the benefit of any Lien (other than Permitted Liens set forth in Sections 6.15(i) through 6.15(iv)) on such assets or Capital Stock upon the occurrence of any contingency (including, without limitation, pursuant to an “equal and ratable” clause), except, in each case, for (x) Liens upon the assets of a Multi-Property Entity, provided such assets are not Unencumbered Assets, and (y) Liens on the Capital Stock of Subsidiaries of a Multi-Property Entity that do not directly or indirectly own Unencumbered Assets.

(c)

No Project or Asset Under Development will be an Unencumbered Asset unless the Unencumbered Asset Ownership Entity and each Relevant Subsidiary (to the extent such entity is not a Subsidiary Guarantor) does not have any Indebtedness for borrowed money or any Guarantee Obligations, other than (A) Guarantee Obligations or Indebtedness for which recovery is limited to a Project or Asset Under Development that is not an Unencumbered Asset or the Capital Stock of an entity that owns a Project or Asset Under Development that is not an Unencumbered Asset, or (B) Guarantee Obligations for nonrecourse carveouts, completion guarantees or environmental guarantees provided that the obligations described in this clause (B) shall be permitted only if the Unencumbered Asset Ownership Entity or the Relevant Subsidiary that has the Guarantee Obligation is a Qualified Borrower or has executed a Subsidiary Guaranty.

“Unfunded Commitment” means, with respect to each Lender, the Revolving Commitment of such Lender less its Revolving Exposure.

“Unfunded Liabilities” means the amount (if any) by which the present value of all vested nonforfeitable benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Unrestricted Cash and Cash Equivalents” means, in the aggregate, all cash and Cash Equivalents which are not pledged or otherwise restricted for the benefit of any creditor or subject to any reserves, escrow or claim of any kind in favor of any Person (other than, with respect to certain joint ventures, non-discretionary and purely procedural requirements that must be satisfied in order for such cash and Cash Equivalents to be distributed) and which are owned by members of the Consolidated Group or Investment Affiliates, to be valued for purposes of this Agreement at (i) 100% of its then-current Book Value for any such items owned by a member of the Consolidated Group or (ii) the applicable Consolidated Group Pro Rata Share of its then-current Book Value for any such items owned by an Investment Affiliate. For purposes hereof, cash reserves set aside by the Borrower under Section 2.27 or Section 7.6 shall be treated as restricted.

“Unsecured Indebtedness” means all Indebtedness of any Person that is not secured by a Lien on any asset of such Person, except that all Recourse Indebtedness that is secured only by a Lien on Capital Stock shall be treated as Unsecured Indebtedness.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime” has the meaning assigned to it in Section 9.19.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.5(f)(ii)(B)(3).

“Value of Unencumbered Assets” means, as of any date, the sum of:

(A) the amount determined by dividing the Net Operating Income for each Stabilized Project which is an Unencumbered Asset (excluding the Net Operating Income for any Acquisition Asset which is an Unencumbered Asset) for the immediately preceding four (4) full fiscal quarters by the Capitalization Rate (provided that not more than fifteen percent (15%) of the Value of Unencumbered Assets with respect to Stabilized Projects shall be attributable to the value of those portions of Unencumbered Assets which are ground leased by Borrower or one of its Subsidiaries, as lessee, with a remaining term of less than 40 years including options, and provided further, that not more than twenty-two and one-half percent (22.5%) of the Value of Unencumbered Assets shall be attributable to Unencumbered Assets not located in the United States), plus

(B) cash of the Consolidated Group from like-kind exchanges on deposit with a qualified intermediary, provided that the aggregate amount added to the Value of Unencumbered Assets under this clause (B) shall not exceed ten percent (10%) of the total Value of Unencumbered Assets, plus

(C) the amount by which the value of Unrestricted Cash and Cash Equivalents of the Consolidated Group exceeds $25,000,000, plus

(D) the value of Assets Under Development which are Unencumbered Assets, provided that the aggregate amount added to Value of Unencumbered Assets under this clause (D) shall not exceed seven and one-half percent (7.5%) of the total Value of Unencumbered Assets, plus

(E) the then-current value under GAAP of all First Mortgage Receivables (excluding the portion of any First Mortgage Receivable for which the ratio of the principal balance of the loan to the value of the Project securing repayment of such First Mortgage Receivable exceeds seventy-five percent (75%); provided, however, that such ratio shall be determined (i) by Borrower in good faith and (ii) at the time such First Mortgage Receivable is created) provided that the aggregate amount added to Value of Unencumbered Assets under this clause (E) shall not exceed ten percent (10%) of the total Value of Unencumbered Assets, plus

(F) the then-current Book Value of Developable Land which is an Unencumbered Asset, provided that the aggregate amount added to the Value of Unencumbered Assets under this clause (F) shall not exceed three percent (3.0%) of the total Value of Unencumbered Assets, plus

(G) the amount determined by taking seventy-five percent (75%) of the amount of Management Fees received by the Borrower or a Wholly-Owned Subsidiary for the immediately preceding four (4) full fiscal quarters and dividing such amount by 15%, plus

(H) the value of each Acquisition Asset that is an Unencumbered Asset determined in the same manner as is set forth in the definition of Consolidated Capitalization Value, plus

(I) the value of each Non-Stabilized Project that is an Unencumbered Asset determined in the same manner as is set forth in the definition of Consolidated Market Value, provided that the aggregate amount added to the Value of Unencumbered Assets under this clause (I) shall not exceed five percent (5%) of the total Value of Unencumbered Assets.

At no time shall the aggregate amount added to Value of Unencumbered Assets under clauses (B), (D), (E), (F) and (G) exceed fifteen percent (15%) of the total Value of Unencumbered Assets. If a Project is no longer owned as of the date of determination, then no value shall be included from such Project.

For the avoidance of doubt, no Value of Unencumbered Assets shall be attributable to Subsidiaries of the Borrower which are not members of the Consolidated Group.

“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

1.2 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).

1.3 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) where applicable, any amount (including, without limitation, minimum borrowing, prepayment or repayment amounts) expressed in Dollars shall, when referring to any currency other than Dollars, be deemed to mean an amount of such currency having a Dollar Equivalent approximately equal to such amount.

1.4 Interest Rates; LIBOR Notification. The interest rate on Eurocurrency Loans is determined by reference to the LIBOR Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurocurrency Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in Section 3.3(b) of this Agreement, Section 3.3(c) provides a mechanism for determining an alternative rate of interest. The Administrative Agent will notify the Borrower, pursuant to Section 3.3, in advance of any change to the reference rate upon which the interest rate on Eurocurrency Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBOR Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 3.3(b), will be similar to, or produce the same value or economic equivalence of, the LIBOR Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

1.5 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.

1.6 Convertible Debt Accounting Guidance; Changes in GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders (which shall not be unreasonably withheld)). Notwithstanding any provision contained in this Agreement to the contrary, (x) solely for purposes of calculating any financial covenant required hereunder, such calculation shall ignore the application of the Convertible Debt Accounting Guidance, if and to the extent otherwise applicable to Borrower’s financial statements and (y) if any change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842 would require treating any lease as a Capitalized Lease where such lease would not have been required to be so treated under GAAP as in effect on December 31, 2015, such lease shall not be considered a Capitalized Lease and all calculations under this Agreement shall be made accordingly.

1.7 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Capital Stock at such time.

ARTICLE II.

THE CREDIT

2.1 Revolving Commitments; Reduction or Increase in Aggregate Commitment; Incremental Commitments.

(a) Commitment to Lend. Subject to the terms and conditions of this Agreement, each Revolving Lender severally and not jointly agrees to make Revolving Loans in Dollars to the Parent Borrower or any Qualified Borrower from time to time prior to the Facility Termination Date in an aggregate principal amount that will not result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment, or the Total Exposure plus the amount of all outstanding Competitive Bid Loans exceeding the Aggregate Commitment. The Borrowings may be ratable Floating Rate Borrowings, ratable Eurocurrency Borrowings or non-pro rata Competitive Bid Loans. The Revolving Facility is a revolving credit facility and, subject to the provisions of this Agreement, Borrower may request Borrowings hereunder, repay such Borrowings and reborrow Borrowings at any time prior to the Facility Termination Date.

(b) Loans to Qualified Borrowers. Subject to limitations set forth above, a Qualified Borrower shall have the right to request Borrowings, subject to all of the same terms and conditions as are applicable to the Parent Borrower provided that SITE gives Administrative Agent thirty (30) days prior notice of its intention to have a Qualified Borrower. Following receipt of such a notice, Administrative Agent agrees to promptly notify the Lenders of Borrower’s intention to have an additional Qualified Borrower. As a condition to any initial Borrowing to a Qualified Borrower such Qualified Borrower shall have executed and delivered a Qualified Borrower Note to Administrative Agent for the benefit of each of the Lenders, and Parent Borrower shall have executed and delivered a Qualified Borrower Guaranty relating to amounts to be borrowed by such Qualified Borrower, and Administrative Agent shall have received the items specified in Schedule 5 attached hereto with respect to such Qualified Borrower. If an initial Borrowing is requested by a Qualified Borrower, this Agreement shall be deemed modified such that at any place where the term “Borrower” currently appears, such provision shall be modified to also include and apply to any such Qualified Borrower, as the context may require, and any reference to a “Note” shall include and apply to any Qualified Borrower Note, as the context may require.

Following the giving of any notice designating a Qualified Borrower, if such designation obligates the Administrative Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall, promptly upon the request of the Administrative Agent or any Lender, supply such documentation and other evidence as is reasonably requested by the Administrative Agent or any Lender in order for the Administrative Agent or such Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer”, Beneficial Ownership Regulation or other similar checks under all applicable laws and regulations.

If SITE shall designate as a Qualified Borrower hereunder any Subsidiary not organized under the laws of the United States or any State thereof or Puerto Rico, any Lender may, with notice to the Administrative Agent and SITE, fulfill its Revolving Commitment by causing any foreign or domestic branch or Affiliate of such Lender to make any Loan to any such Qualified Borrower; provided that (i) such foreign or domestic branch or Affiliate is a permitted assignee pursuant to Section 12.3, (ii) such Lender is not released from its funding obligations if such foreign or domestic branch or Affiliate fails to fund, and (iii) any exercise of such option shall not affect the obligation of such Borrower to repay such Loan in accordance with the terms of this Agreement.

To the extent that any Lender may not legally lend to, establish credit for the account of and/or do any business whatsoever with a designated Qualified Borrower that is a Foreign Subsidiary, directly or through an Affiliate of such Lender, such Lender shall so notify the Borrower and the Administrative Agent in writing. With respect to each such affected Lender, the Borrower shall, effective on or before the date that such Qualified Borrower shall have the right to borrow hereunder, either (A) notify the Administrative Agent and such affected Lender that the Revolving Commitments of such Lender shall be assigned to another Lender pursuant to Section 12.3 or terminated; provided that such affected Lender shall have received payment of an amount equal to the outstanding principal of its Loans and/or Facility Letter of Credit reimbursement obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower or the relevant Qualified Borrower (in the case of all other amounts), or (B) cancel its request to designate such Subsidiary as a “Qualified Borrower” hereunder.

(c) Termination and Reduction of Revolving Commitments.

(i) Unless previously terminated, the Revolving Commitments shall terminate on the Facility Termination Date.

(ii) The Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.9, (A) any Lender’s Revolving Exposure would exceed its Revolving Commitment or (B) the sum of the Total Exposure plus the aggregate principal amount of outstanding Competitive Bid Loans would exceed the Aggregate Commitment.

(iii) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (ii) of this Section at least three (3) Business Days (or such shorter period as agreed to by the Administrative Agent) prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Revolving Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Revolving Commitments shall be made ratably among the Revolving Lenders in accordance with their respective Revolving Commitments.

(d) Increase of Commitments. The Borrower may, by written notice to the Administrative Agent on up to four (4) occasions during the period from the Closing Date to the Facility Termination Date, request (i) incremental Revolving Commitments (the “New Revolving Commitments”) or (ii) the establishment of one or more new term loan commitments (the “New Term Commitments”, and together with the New Term Commitments, the “Incremental Commitments”) in an amount not to exceed the aggregate amount of $500,000,000 for all Incremental Commitments from one or more additional Lenders (which may include any existing Lender) willing to provide such Incremental Commitments in their own discretion. Each such request for an Incremental Commitment shall be in the minimum amount of $25,000,000. The Administrative Agent and/or its Affiliates shall use commercially reasonable efforts, with the assistance of the Borrower, to arrange a syndicate of Lenders willing to hold the requested Incremental Commitments. If (x) Lenders are willing to provide such New Revolving Commitments, the Revolving Commitments may be increased from time to time by the addition of a new Revolving Lender or the increase of the Revolving Commitment of an existing Lender (each, a “New Revolving Lender”) with the consent of only the Borrower, the Administrative Agent, and such New Revolving Lenders or (y) Lenders are willing to provide such New Term Commitments, term loans may be made hereunder (the “New Term Loans”) by such Lenders (each, a “New Term Lender”) with the consent of only the Borrower, the Administrative Agent and such New Term Lenders, in each case so long as the Aggregate Commitment plus the aggregate amount of New Term Loans made hereunder does not exceed $1,450,000,000 less any voluntary reductions in the Revolving Commitments after the Closing Date pursuant to Section 2.1(c). Nothing in this Section 2.1(d) shall constitute or be deemed to constitute an agreement by any Lender to provide Incremental Commitments hereunder.

Any Incremental Commitments shall be evidenced by the execution and delivery of an amendment to this Agreement by the Borrower, the Administrative Agent and the New Revolving Lenders or New Term Lenders, as applicable, providing such Incremental Commitment, a copy of which shall be forwarded to each Lender by the Administrative Agent promptly after execution thereof. Each such amendment executed in connection with an Incremental Commitment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the good faith judgment of Administrative Agent, to effect the provisions of this Section 2.1(d), subject to approval by the Borrower and the New Revolving Lenders or New Term Lenders, as applicable, including without limitation to (w) include the New Revolving Lenders and/or New Term Lenders as “Lenders” hereunder, (x) include the New Revolving Commitments and/or New Term Commitments as “Commitments” hereunder, (y) to include the New Revolving Loans and New Term Loans as “Loans” hereunder, and (z) to include the New Revolving Lenders, the New Revolving Commitments and the New Revolving Loans and/or the New Term Lenders, the New Term Commitments and the New Term Loans for purposes of the definition of “Required Lenders”; provided however, that any amendments to Articles V through VIII, inclusive, that adversely affect a Lender or any amendment to provisions of this Agreement other than those effecting this Section 2.1(d) shall be subject to Section 8.2. All such amendments and joinder agreements entered into with the applicable Loan Parties by the Administrative Agent shall be binding and conclusive on all Lenders.

On the effective date of each such increase in the Revolving Commitments, the Borrower and the Administrative Agent shall cause the New Revolving Lenders to hold their pro rata share of all ratable Revolving Borrowings outstanding at the close of business on such day, by either funding more than its or their pro rata share of new ratable Revolving Borrowings made on such date or purchasing shares of outstanding ratable Revolving Loans held by the other Revolving Lenders or a combination thereof. The Revolving Lenders agree to cooperate in any required sale and purchase of outstanding ratable Revolving Borrowings to achieve such result. The Borrower agrees to pay all fees associated with the increase in the Aggregate Commitment including any amounts due under Section 3.4 in connection with any reallocation of Eurocurrency Borrowings. In no event will such New Revolving Lenders be required to fund or purchase a portion of any Competitive Bid Loan to comply with this Section 2.1(d) on such date.

On the effective date of any New Term Commitments of any Series, (i) each New Term Lender of any Series shall make a New Term Loan to the Borrower in an amount equal to its New Term Commitment of such Series, and (ii) each New Term Lender of any Series shall become a Lender hereunder with respect to the New Term Commitments of such Series and the New Term Loans of such Series made pursuant thereto. Any New Term Loans made on such effective date shall be designated a separate series (a “Series”) of New Term Loans for all purposes of this Agreement.

The terms and provisions of the New Revolving Loans and New Revolving Commitments shall be identical to the existing Revolving Loans and Revolving Commitments. The terms of any New Term Loans of any Series (a) shall not provide for any amortization payments on or prior to the Facility Termination Date, but may permit voluntary prepayment, (b) shall provide that the applicable New Term Loan maturity date of each Series shall be no earlier than the Facility Termination Date, (c) shall provide that any guarantees provided in respect of the New Term Loans shall also guarantee the other Obligations and (d) shall include such other terms and pricing as may be agreed by the Borrower, the Administrative Agent and the New Term Lenders.

Notwithstanding the foregoing, no Incremental Commitment shall become effective under this Section 2.1(d) unless (i) on the date of such effectiveness, the conditions set forth in Section 4.2 shall be satisfied or otherwise waived by the Lenders with Incremental Commitments and the Administrative Agent shall have received a certificate to that effect dated such date and executed by an Authorized Officer of the Borrower, (ii) the Administrative Agent shall have received a certificate of an Authorized Officer of the Borrower as to the board resolutions evidencing authority for such Incremental Commitment and as to any changes to the formation documents of the Borrower since the Closing Date, (iii) the Borrower shall be in pro forma compliance with the covenants set forth in Section 6.18 after giving effect to the Loans to be made on such date pursuant to such Incremental Commitments and the application of the proceeds therefrom as if made and applied on such date, (iv) the Borrower shall deliver any legal opinions reasonably requested by the Administrative Agent in connection with such Incremental Commitments, consistent with those delivered on the Closing Date, and (v) the Borrower shall have paid all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent pursuant to Section 9.7 and all agreed-upon fees payable to the Administrative Agent and the New Revolving Lenders or New Term Lenders, as applicable, in connection with such Incremental Commitments.

(e) Alternative Currency. The Borrower may, by written notice to the Administrative Agent, request the establishment of a sublimit within the Revolving Commitments for Revolving Loans and Facility Letters of Credit denominated in currencies other than Dollars, including but not limited to Pounds Sterling, Yen, Canadian Dollars or Euros (the “Alternative Currency Sublimit”). The Administrative Agent and/or its Affiliates shall use commercially reasonable efforts, with the assistance of the Borrower, to arrange a group of the Revolving Lenders willing to provide such Alternative Currency Sublimit. If Revolving Lenders and Issuing Lenders (if applicable) are willing to provide such Alternative Currency Sublimit, such Alternative Currency Sublimit shall be established within the Revolving Commitment in an amount, in such currencies, and having such terms as the Borrower, the Administrative Agent, and the Revolving Lenders providing such Alternative Currency Sublimit may agree, and without the need for the consent of any other Lenders. Without limiting the generality of the foregoing, the Borrower, the Administrative Agent and the Revolving Lenders providing such Alternative Currency Sublimit may enter into an amendment to this Agreement without the consent of any other Lender in order to implement the agreed-upon terms of such Alternative Currency Sublimit, including, without limitation, the permitted alternative currencies, methods for determining exchange rates, the size of the sublimit, and inclusion of sharing provisions after default; provided, however, that any amendments to Articles V through VIII that adversely affect a Lender or any amendments to provisions of this Agreement other than those effecting this Section 2.1(e) shall be subject to Section 8.2. All such amendments shall be binding and conclusive on all Lenders.

2.2 Loans and Borrowings.

(a) Each Loan (other than a Competitive Bid Loan) shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder.

(b) Subject to Section 3.3, each Borrowing shall be comprised entirely of Floating Rate Loans or Eurocurrency Loans as the relevant Borrower may request in accordance herewith. Each Competitive Bid Loan shall be deemed outstanding under the Revolving Facility. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the relevant Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is not less than $1,000,000. At the time that each Floating Rate Borrowing is made, such Borrowing shall be in an aggregate amount that is not less than $1,000,000; provided that a Floating Rate Borrowing may be in an aggregate amount that is equal to the entire unused balance of the aggregate Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2A.5. No more than ten (10) Eurocurrency Borrowings may be outstanding at any one time under the Revolving Facility.

(d) Notwithstanding any other provision of this Agreement, a Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Facility Termination Date.

2.3 Requests for Borrowings. To request a Revolving Borrowing, the relevant Borrower shall notify the Administrative Agent of such request by submitting a Borrowing Request (a) in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of a Floating Rate Borrowing, not later than 12:00 p.m., New York City time, on the date of the proposed Borrowing; provided that any such notice of a Floating Rate Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2A.5 may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable (subject to Section 3.3(c)) and shall be signed by an Authorized Officer. Each such Borrowing Request shall specify the following information in compliance with Section 2.2: (i) the Borrower requesting such Borrowing; (ii) the Class and Type of the requested Borrowing; (iii) the aggregate amount of such Borrowing; (iv) the date of such Borrowing, which shall be a Business Day; (v) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto; and (vi) the location and number of the relevant Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.10. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Floating Rate Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the relevant Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each relevant Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

2.4 Applicable Margins. Each of the ABR Applicable Margin and the LIBOR Applicable Margin to be used in calculating the interest rate applicable to different Types of Borrowings and the Facility Fee Rate to be used in calculating the Facility Fee shall vary from time to time in accordance with the Borrower’s then applicable Moody’s debt rating, S&P’s debt rating and Fitch debt rating. The applicable debt ratings, the Applicable Margins and Facility Fee Rate are set forth in the following table:

S&P or Fitch Rating	Moody’s Rating	LIBOR Applicable Margin	ABR Applicable Margin	Facility Fee Rate
A- or higher	A3 or higher	0.775%	0%	0.125%
BBB+	Baa1	0.825%	0%	0.15%
BBB	Baa2	0.90%	0%	0.20%
BBB-	Baa3	1.10%	0.10%	0.25%
Less than BBB-	Less than Baa3	1.45%	0.45%	0.30%

If at any time the Borrower has two (2) applicable debt ratings, the Applicable Margin and Facility Fee Rate shall be the rate per annum applicable to the highest applicable debt rating; provided that if the highest applicable debt rating and the lowest applicable debt rating are more than one ratings category apart, the Applicable Margin and Facility Fee Rate shall be the rate per annum applicable to applicable debt rating that is one ratings category below the highest applicable debt rating. If at any time the Borrower has three (3) applicable debt ratings, and such applicable debt ratings are split, then: (A) if the difference between the highest and the lowest such applicable debt ratings is one ratings category (e.g. Baa2 by Moody’s and BBB- by S&P or Fitch), the Applicable Margin and Facility Fee Rate shall be the rate per annum that would be applicable if the highest of the applicable debt ratings were used; and (B) if the difference between such applicable debt ratings is two ratings categories (e.g. Baa1 by Moody’s and BBB- by S&P or Fitch) or more, the Applicable Margin and Facility Fee Rate shall be the rate per annum that would be applicable if the average of the two (2) highest applicable debt ratings were used, provided that if such average is not a recognized rating category, then the Applicable Margin and Facility Fee Rate shall be the rate per annum that would be applicable if the second highest applicable debt rating of the three were used. If at any time the Borrower has only one applicable debt rating (and such debt rating is from Moody’s or S&P), the Applicable Margin and Facility Fee Rate shall be the rate per annum applicable to such applicable debt rating. If the Borrower neither has an applicable debt rating from Moody’s nor S&P, the Applicable Margin and Facility Fee Rate shall be the rate per annum applicable to an applicable debt rating of “Less than BBB-/Less than Baa3” in the table above.

If a rating agency downgrade or discontinuance results in an increase in the ABR Applicable Margin or the LIBOR Applicable Margin or in the Facility Fee Rate and if such increase is reversed and the affected Applicable Margin or Facility Fee Rate is restored within ninety (90) days thereafter, at Borrower’s request, Borrower shall receive a credit against interest next due the Lenders equal to (i) interest accrued at the differential between such Applicable Margins plus (ii) the differential in the Facility Fees accruing from time to time during such period of downgrade or discontinuance.

If a rating agency upgrade results in decrease in the ABR Applicable Margin or the LIBOR Applicable Margin or in the Facility Fee Rate and if such upgrade is reversed and the affected Applicable Margin or Facility Fee Rate is restored within ninety (90) days thereafter, Borrower shall be required to pay an amount to the Lenders equal to the interest differential on the Borrowings and the differential on the Facility Fees during such period of upgrade.

2.5 Final Principal Payment. The Borrower hereby unconditionally promises to pay all outstanding Borrowings and all other unpaid Obligations in full by on the Facility Termination Date.

2.6 Facility Fee. Subject to Section 2.27(a), the Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a facility fee (the “Facility Fee”) calculated for each day after the Closing Date through the Facility Termination Date at a per annum rate equal to the Facility Fee Rate in effect for such day (converted to a per diem rate) times the Aggregate Commitment as of such day. The Facility Fee shall be payable quarterly in arrears on the last day of each calendar quarter hereafter beginning September 30, 2019 (for the period from the Closing Date through September 30, 2019) and continuing on the last day of each calendar quarter thereafter, with any accrued and unpaid Facility Fee due and payable on the Facility Termination Date (for the period from the first day of the quarter during which the Facility Termination Date occurs through the Facility Termination Date). Notwithstanding the foregoing, all accrued Facility Fees shall be payable on the effective date of any reduction in the Aggregate Commitment or any termination of the obligations of the Lenders to make Loans hereunder.

2.7 Other Fees. The Borrower agrees to pay all fees payable to the Administrative Agent and the Joint Lead Arrangers pursuant to the Borrower’s letter agreements with (a) Wells Fargo Securities, LLC and Wells Fargo Bank, National Association, dated June 21, 2019, and (b) JPMorgan Chase Bank, N.A., dated June 21, 2019. The Borrower shall also pay the fee due to the Administrative Agent in connection with certain Competitive Bid Loans as provided in Section 2.22 hereof.

2.8 Principal Payments. The Borrower may from time to time pay, without penalty or premium, all or any part of outstanding Floating Rate Borrowings without prior notice to the Administrative Agent. A Fixed Rate Borrowing may be paid on the last day of the applicable Interest Period or, if and only if the Borrower pays any amounts due to the Lenders under Sections 3.4 and 3.5 as a result of such prepayment, on a day prior to such last day. Notwithstanding the foregoing, in no event shall Borrower have the right to prepay a Competitive Bid Loan without the consent of the applicable Competitive Bid Lender.

2.9 Funding of Borrowings. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders, in immediately available funds, not later than 2:00 p.m., New York City time, in the case of fundings to an account in New York City, or 2:00 p.m., local time, in the case of fundings to an account in another jurisdiction. The Administrative Agent will make such Loans available to the relevant Borrower by promptly crediting the amounts so received, in like funds, to an account designated by the Borrower in the applicable Borrowing Request, which account must be in the name of the Borrower provided that Floating Rate Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2A.5 shall be remitted by the Administrative Agent to the applicable Issuing Lender.

2.10 Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, a Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. A Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding the foregoing, a Borrower may not (i) elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.2(d), (ii) elect to convert any Floating Rate Loans to Eurocurrency Loans that would result in the number of Eurocurrency Borrowings exceeding the maximum number of Eurocurrency Borrowings permitted under Section 2.2(c), or (iii) elect an Interest Period for Eurocurrency Loans unless the aggregate outstanding principal amount of Eurocurrency Loans (including any Eurocurrency Loans made to the Borrower on the date that such Interest Period is to begin) to which such Interest Period will apply complies with the requirements as to minimum principal amount set forth in Section 2.2(c).

(b) To make an election pursuant to this Section (an “Interest Election Request”), a Borrower shall notify the Administrative Agent of such election by the time that a Borrowing Request would be required under Section 2.3 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall be confirmed promptly by delivery to the Administrative Agent of a written Interest Election Request signed by an Authorized Officer of the Borrower in a form approved by the Administrative Agent (hereinafter referred to as a “Conversion/Continuation Notice”).

(c) Each Conversion/Continuation Notice shall specify the following information in compliance with Section 2.2 and paragraph (a) of this Section: (i) the Borrowing to which such Conversion/Continuation Notice applies; (ii) the effective date of the election made pursuant to such Conversion/Continuation Notice, which shall be a Business Day; (iii) whether the resulting Borrowing is to be a Floating Rate Borrowing or a Eurocurrency Borrowing; and (iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election. If any such Conversion/Continuation Notice requests a Eurocurrency Borrowing but does not specify an Interest Period, then the relevant Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of a Conversion/Continuation Notice, the Administrative Agent shall advise each relevant Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the relevant Borrower fails to deliver a timely Conversion/Continuation Notice with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Floating Rate Borrowing.

2.11 Changes in Interest Rate, Etc. Each Floating Rate Borrowing shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Borrowing is made or is converted from a Fixed Rate Borrowing into a Floating Rate Borrowing pursuant to Section 2.10 to but excluding the date it becomes due or is converted into a Fixed Rate Borrowing pursuant to Section 2.10 hereof, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Borrowing maintained as a Floating Rate Borrowing will take effect simultaneously with each change in the Alternate Base Rate. Each Fixed Rate Borrowing shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Fixed Rate Borrowing.

2.12 Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.9 or 2.10, during the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) no Borrowing may be made as, converted into or continued as a Fixed Rate Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall be converted to a Floating Rate Borrowing at the end of the Interest Period applicable thereto. During the continuance of a Default, the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Fixed Rate Borrowing shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum and (ii) each Floating Rate Borrowing shall bear interest at a rate per annum equal to the Floating Rate otherwise applicable to the Floating Rate Borrowing plus 2% per annum. If any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan or (ii) in the case of any other amount, 2% plus the rate applicable to Floating Rate Loans.

2.13 Method of Payment.

(i) All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Office, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by 1:00 p.m. New York time on the date when due and shall be applied ratably by the Administrative Agent among the Lenders. Each such payment shall be made in Dollars.

(ii) As provided elsewhere herein, all Lenders’ interests in the Borrowings and the Loan Documents shall be ratable undivided interests and none of such Lenders’ interests shall have priority over the others. Each payment delivered to the Administrative Agent for the account of any Lender or amount to be applied or paid by the Administrative Agent to any Lender shall be paid promptly (on the same day as received by the Administrative Agent if received prior to 1:00 p.m. New York time, and otherwise on the next Business Day) by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. Payments received by the Administrative Agent but not timely funded to the Lenders shall bear interest payable by the Administrative Agent at the Federal Funds Effective Rate from the date due until the date paid. The Administrative Agent is hereby authorized to charge the account of the Borrower maintained with JPMorgan Chase Bank for each payment of principal, interest and fees as it becomes due hereunder.

(iii) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.9, 2.20, 2A.5, 2A.6(b) or 10.8, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (A) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent or the Issuing Lender to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (B) hold any such amounts in a segregated account as cash collateral for, and application to, any such unsatisfied obligations of such Lender under any such Section or any contingent reimbursement obligations of such Lender with respect to then outstanding Facility Letters of Credit until all such unsatisfied obligations are fully paid, in the case of each of clauses (A) and (B) above, in any order as determined by the Administrative Agent in its discretion.

2.14 Notes; Telephonic Notices. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The Administrative Agent shall maintain the Register in accordance with Section 12.3(d). The entries made in the records maintained pursuant to this paragraph shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement. In the event of any conflict between the records maintained by any Lender and the records maintained by the Administrative Agent in such matters, the records of the Administrative Agent shall control in the absence of manifest error. Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 12.3) be represented by one or more promissory notes in such form.

2.15 Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Borrowing shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, at maturity, whether by acceleration or otherwise, and upon any termination of the Aggregate Commitment in its entirety under Section 2.1 hereof. Interest accrued on each Fixed Rate Loan shall be payable on the last day of the Interest Period applicable to such Fixed Rate Loan (or, if such Interest Period is in excess of three months, on the 90th day of such Interest Period) or any earlier date on which such Fixed Rate Loan is repaid, at maturity, whether by acceleration or otherwise, and upon any termination of the Aggregate Commitment in its entirety under Section 2.1 hereof. Interest and Facility Fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day a Borrowing is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of fees or principal of or interest on a Borrowing shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

2.16 Notification of Borrowings, Interest Rates and Prepayments. The Administrative Agent will notify each Lender of the contents of each Borrowing Request, Conversion/Continuation Notice, and repayment notice received by it hereunder not later than the close of business on the Business Day such notice is received by the Administrative Agent (or such earlier time as is required by Section 2.3). The Administrative Agent will notify each Lender of the interest rate applicable to each Fixed Rate Borrowing promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

2.17 Lending Installations. Subject to Section 3.6, each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Notes shall be deemed held by each Lender for the benefit of such Lending Installation. Each Lender may, by written notice to the Administrative Agent and the Borrower, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments are to be made.

2.18 Non-Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the time at which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the NYFRB Rate for such day or (ii) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan. If such Lender so repays such amount and interest thereon to the Administrative Agent within one Business Day after such demand, all interest accruing on the Loan not funded by such Lender during such period shall be payable to such Lender when received from the Borrower.

2.19 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 3.1 or Section 3.2, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.5, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 3.1, 3.2 or 3.5, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (w) any Lender requests compensation under Section 3.1 or Section 3.2, or (x) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.5, or (y) any Lender becomes Defaulting Lender, or (z) any Lender has refused to consent to any proposed amendment, modification, waiver, termination or consent with respect to any provision of this Agreement or any other Loan Document that, pursuant to Section 8.2, requires the consent of all Lenders or each Lender affected thereby and with respect to which Lenders constituting the Required Lenders have consented to such proposed amendment, modification, waiver, termination or consent, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.3), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.1, 3.2 or 3.5) and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Lenders), which consent shall not unreasonably be withheld, (ii) subject to the Borrower’s rights with respect to Defaulting Lenders under Section 2.27, such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Facility Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 3.1 or Section 3.2 or payments required to be made pursuant to Section 3.5, such assignment will result in a reduction in such compensation or payments, and (iv) in the case of any such assignment resulting from a Lender’s refusal to consent to a proposed amendment, modification, waiver, termination or consent, the assignee shall approve the proposed amendment, modification, waiver, termination or consent. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that (i) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (ii) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided that any such documents shall be without recourse to or warranty by the parties thereto.

2.20 [Reserved].

2.21 Competitive Bid Loans.

(a) Competitive Bid Option. In addition to ratable Revolving Borrowings pursuant to Section 2.3, but subject to the terms and conditions of this Agreement (including, without limitation the limitation set forth in Section 2.1 as to the maximum amount of all outstanding Borrowings, including Competitive Bid Loans), the Borrower may, as set forth in Sections 2.22 or 2.23, request the Lenders, prior to the Facility Termination Date, to make offers to make Competitive Bid Loans to the Borrower. Each Revolving Lender may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in Section 2.22 or Section 2.23, as the case may be. Competitive Bid Loans shall be evidenced by the Competitive Bid Notes. Borrower shall not have the right to request a Competitive Bid Loan at any time that a Default exists. If Borrower elects to have Administrative Agent administer the Competitive Bid Loan process, the procedures set forth in Section 2.22 shall apply. If Borrower elects to administer the Competitive Bid Loan process itself, the procedures set forth in Section 2.23 shall apply.

(b) General Terms. Any Competitive Bid Loan shall not reduce the Revolving Commitment of the Lender making such Competitive Bid Loan, and each such Lender shall continue to be obligated to fund its full share of all pro rata Borrowings under the Revolving Facility. In no event can the aggregate amount of all Competitive Bid Loans at any time exceed fifty percent (50%) of the then Aggregate Commitment. The Borrower hereby unconditionally promises to pay the then outstanding principal amount of each Competitive Bid Loan on the last day of the Interest Period applicable thereto. Notwithstanding anything to the contrary in Section 2.10, Competitive Bid Loans may not be continued or converted and, if not repaid at the end of the Interest Period applicable thereto, shall (subject to the conditions set forth in this Agreement) be replaced by new Competitive Bid Loans made in accordance with Section 2.22 or Section 2.23 or by ratable Revolving Borrowings in accordance with Section 2.3.

(c) Funding of Competitive Bid Loans. Each Revolving Lender that is to make a Competitive Bid Loan shall, before 1:00 p.m. (New York time) on the date of such Competitive Bid Loan specified in the notice received from the Borrower make available the amount of such Competitive Bid Loan to the Administrative Agent. If such Lender also has an outstanding Competitive Bid Loan that is payable on such date, the Borrower agrees that such Lender may fund only the net increase, if any, in such new Competitive Bid Loan over the principal balance of such outstanding Competitive Bid Loan and such outstanding Competitive Bid Loan shall be deemed advanced by the Lender to the Borrower on the terms of the new Competitive Bid Loan. Upon fulfillment of the applicable conditions to disbursement and after receipt of such funds, the Administrative Agent will make such funds available to the Borrower at the Administrative Agent’s aforesaid address.

2.22 Agent Administered Competitive Bid Loans.

(a) Competitive Bid Quote Request. When the Borrower wishes to request offers to make Competitive Bid Loans under this Section 2.22, it shall transmit to the Administrative Agent by telecopy a Competitive Bid Quote Request substantially in the form of Exhibit I-1 hereto so as to be received no later than (i) 11:00 a.m. (New York time) at least five (5) Business Days prior to the Borrowing Date proposed therein, in the case of a request for a Competitive LIBOR Margin or (ii) 10:00 a.m. (New York time) at least one Business Day prior to the Borrowing Date proposed therein, in the case of a request for an Absolute Rate specifying:

(i) the proposed Borrowing Date for the proposed Competitive Bid Loan,

(ii) the requested aggregate principal amount of such Competitive Bid Loan which shall be at least $5,000,000 and in an integral multiple of $1,000,000,

(iii) whether the Competitive Bid Quotes requested are to set forth a Competitive LIBOR Margin or an Absolute Rate, or both, and

(iv) the LIBOR Interest Period, if a Competitive LIBOR Margin is requested, or the Absolute Interest Period, if an Absolute Rate is requested.

The Borrower may request offers to make Competitive Bid Loans for more than one (but not more than five) Interest Periods in a single Competitive Bid Quote Request. A Competitive Bid Quote Request that does not conform substantially to the form of Exhibit I-1 hereto shall be rejected, and the Administrative Agent shall promptly notify the Borrower of such rejection by telecopy.

(b) Invitation for Competitive Bid Quotes. Promptly and in any event before the close of business on the same Business Day of receipt of a Competitive Bid Quote Request that is not rejected pursuant to Section 2.22(a), the Administrative Agent shall send to each of the Lenders by telecopy an Invitation for Competitive Bid Quotes substantially in the form of Exhibit I-2 hereto, which shall constitute an invitation by the Borrower to each Lender to submit Competitive Bid Quotes offering to make the Competitive Bid Loans to which such Competitive Bid Quote Request relates in accordance with this Section 2.22.

(c) Submission and Contents of Competitive Bid Quotes.

(i)

Each Lender may, in its sole discretion, submit a Competitive Bid Quote containing an offer or offers to make Competitive Bid Loans in response to any Invitation for Competitive Bid Quotes. Each Competitive Bid Quote must comply with the requirements of this Section 2.22(c) and must be submitted to the Administrative Agent by telecopy at its offices not later than (a) 3:00 p.m. (New York time) at least four (4) Business Days prior to the proposed Borrowing Date, in the case of a request for a Competitive LIBOR Margin or (b) 10:00 a.m. (New York time) on the proposed Borrowing Date, in the case of a request for an Absolute Rate (or, in either case upon reasonable prior notice to the Lenders, such other time and date as the Borrower and the Administrative Agent may agree); provided that Competitive Bid Quotes submitted by JPMorgan Chase Bank may only be submitted if the Administrative Agent or JPMorgan Chase Bank notifies the Borrower of the terms of the offer or offers contained therein no later than 30 minutes prior to the latest time at which the relevant Competitive Bid Quotes must be submitted by the other Lenders. Subject to the Borrower’s compliance with all other conditions to disbursement herein, any Competitive Bid Quote so made shall be irrevocable except with the written consent of the Administrative Agent given on the instructions of the Borrower.

(ii)	Each Competitive Bid Quote shall be in substantially the form of Exhibit I-3 hereto and shall in any case specify:

(A) the proposed Borrowing Date, which shall be the same as that set forth in the applicable Invitation for Competitive Bid Quotes,

(B) the principal amount of the Competitive Bid Loan for which each such offer is being made, which principal amount (1) may be greater than, less than or equal to the Revolving Commitment of the quoting Lender, (2) must be at least $5,000,000 and an integral multiple of $1,000,000, and (3) may not exceed the principal amount of Competitive Bid Loans for which offers are requested,

(C) as applicable, the Competitive LIBOR Margin and Absolute Rate offered for each such Competitive Bid Loan,

(D) the minimum amount, if any, of the Competitive Bid Loan which may be accepted by the Borrower, and

(E) the identity of the quoting Lender, provided that such Competitive Bid Loan may be funded by such Lender’s Designated Lender as provided in Section 2.22(h), regardless of whether that is specified in the Competitive Bid Quote.

(iii)	The Administrative Agent shall reject any Competitive Bid Quote that:

(A) is not substantially in the form of Exhibit I-3 hereto or does not specify all of the information required by Section 2.22(c)(ii),

(B) contains qualifying, conditional or similar language, other than any such language contained in Exhibit I-3 hereto,

(C) proposes terms other than or in addition to those set forth in the applicable Invitation for Competitive Bid Quotes, or

(D) arrives after the time set forth in Section 2.22(c)(i).

If any Competitive Bid Quote shall be rejected pursuant to this Section 2.22(c)(iii), then the Administrative Agent shall notify the relevant Lender of such rejection as soon as practical.

(d) Notice to Borrower. The Administrative Agent shall promptly notify the Borrower of the terms (i) of any Competitive Bid Quote submitted by a Lender that is in accordance with Section 2.22(c) and (ii) of any Competitive Bid Quote that amends, modifies or is otherwise inconsistent with a previous Competitive Bid Quote submitted by such Lender with respect to the same Competitive Bid Quote Request. Any such subsequent Competitive Bid Quote shall be disregarded by the Administrative Agent unless such subsequent Competitive Bid Quote specifically states that it is submitted solely to correct a manifest error in such former Competitive Bid Quote. The Administrative Agent’s notice to the Borrower shall specify the aggregate principal amount of Competitive Bid Loans for which offers have been received for each Interest Period specified in the related Competitive Bid Quote Request and the respective principal amounts and Competitive LIBOR Margins or Absolute Rate, as the case may be, so offered.

(e) Acceptance and Notice by Borrower. Not later than (i) 7:00 p.m. (New York time) at least four (4) Business Days prior to the proposed Borrowing Date in the case of a request for a Competitive LIBOR Margin or (ii) 11:00 a.m. (New York time) on the proposed Borrowing Date, in the case of a request for an Absolute Rate (or, in either case upon reasonable prior notice to the Lenders, such other time and date as the Borrower and the Administrative Agent may agree), the Borrower shall notify the Administrative Agent of its acceptance or rejection of the offers so submitted to it pursuant to Section 2.22(d); provided, however, that the failure by the Borrower to give such notice to the Administrative Agent shall be deemed to be a rejection of all such offers. In the case of acceptance, such notice (a “Competitive Bid Borrowing Request”) shall specify the aggregate principal amount of offers for each Interest Period that are accepted and the applicable interest rate. The Administrative Agent shall immediately advise the Lenders making the accepted offers of the contents of the Competitive Bid Borrowing Request. The Borrower may accept any Competitive Bid Quote in whole or in part (subject to the terms of Section 2.22(c)(iii)); provided that:

(i) the aggregate principal amount of all Competitive Bid Loans to be disbursed on a given Borrowing Date may not exceed the applicable amount set forth in the related Competitive Bid Quote Request,

(ii) acceptance of offers may only be made on the basis of ascending Competitive LIBOR Margins or Absolute Rates, as the case may be, and

(iii) the Borrower may not accept any offer that is described in Section 2.22(c)(iii) or that otherwise fails to comply with the requirements of this Agreement.

(f) Allocation by Administrative Agent. If offers are made by two or more Lenders with the same Competitive LIBOR Margins or Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which offers are accepted for the related Interest Period, the principal amount of Competitive Bid Loans in respect of which such offers are accepted shall be allocated by the Administrative Agent among such Lenders as nearly as possible (in such multiples, not greater than $1,000,000, as the Administrative Agent may deem appropriate) in proportion to the aggregate principal amount of such offers provided, however, that no Lender shall be allocated any Competitive Bid Loan which is less than the minimum amount which such Lender has indicated that it is willing to accept. Allocations by the Administrative Agent of the amounts of Competitive Bid Loans shall be conclusive in the absence of manifest error. The Administrative Agent shall promptly, but in any event on the same Business Day, notify each Lender of its receipt of a Competitive Bid Borrowing Request and the principal amounts of the Competitive Bid Loans allocated to each participating Lender.

(g) Administrative Fee. The Borrower hereby agrees to pay to the Administrative Agent an administration fee of $2,500 for each Competitive Bid Quote Request regardless of whether or not Borrower borrows such Competitive Bid Loan. Such administration fees, if not paid at the time of the applicable Competitive Bid Quote Request shall be payable monthly in arrears on the first Business Day of each month and on the Facility Termination Date (or such earlier date on which the Aggregate Commitment shall terminate or be cancelled).

(h) Designated Lenders. A Lender may designate its Designated Lender to fund a Competitive Bid Loan on its behalf as described in Section 2.22(c)(ii)(e). Any Designated Lender which funds a Competitive Bid Loan shall on and after the time of such funding become the obligee under such Competitive Bid Loan and be entitled to receive payments thereof when due. No Lender shall be relieved of its obligation to fund a Competitive Bid Loan, and no Designated Lender shall assume such obligation, prior to the time such Competitive Bid Loan is funded.

2.23 Bid Loans Administered by Borrower.

(a) Competitive Bid Quote Request. When the Borrower wishes to request offers to make Competitive Bid Loans under this Section 2.23, it shall transmit to the Lenders and Administrative Agent by telecopy an Invitation for Competitive Bid Quote substantially in the form of Exhibit J-1 hereto so as to be received no later than (i) 11:00 a.m. (New York time) at least four (4) Business Days prior to the Borrowing Date proposed therein, in the case of a request for a Competitive LIBOR Margin or (ii) 10:00 a.m. (New York time) at least one Business Day prior to the Borrowing Date proposed therein, in the case of a request for an Absolute Rate specifying:

(i) the proposed Borrowing Date for the proposed Competitive Bid Loan,

(ii) the requested aggregate principal amount of such Competitive Bid Loan which shall be at least $5,000,000 and in an integral multiple of $1,000,000,

(iii) whether the Competitive Bid Quotes requested are to set forth a Competitive LIBOR Margin or an Absolute Rate, or both, and

(iv) the LIBOR Interest Period, if a Competitive LIBOR Margin is requested, or the Absolute Interest Period, if an Absolute Rate is requested.

The Borrower may request offers to make Competitive Bid Loans for more than one (but not more than five) Interest Periods in a single Competitive Bid Quote.

(b) Submission and Contents of Competitive Bid Quotes.

(i) Each Lender may, in its sole discretion, submit a Competitive Bid Quote containing an offer or offers to make Competitive Bid Loans in response to any Invitation for Competitive Bid Quotes. Each Competitive Bid Quote must comply with the requirements of this Section 2.23(b) and must be submitted to the Borrower by telecopy at its offices not later than (a) 10:00 a.m. (New York time) at least three (3) Business Days prior to the proposed Borrowing Date, in the case of a request for a Competitive LIBOR Margin or (b) 10:00 a.m. (New York time) on the proposed Borrowing Date, in the case of a request for an Absolute Rate (or, in either case upon reasonable prior notice to the Lenders, such other time and date as the Borrower and the Administrative Agent may agree). Subject to the Borrower’s compliance with all other conditions to disbursement herein, any Competitive Bid Quote so made shall be irrevocable except with the written consent of the Administrative Agent given on the instructions of the Borrower.

(ii) Each Competitive Bid Quote shall be in substantially the form of Exhibit J-2 hereto and shall in any case specify:

(A) the proposed Borrowing Date, which shall be the same as that set forth in the applicable Invitation for Competitive Bid Quotes,

(B) the principal amount of the Competitive Bid Loan for which each such offer is being made, which principal amount (1) may be greater than, less than or equal to the Revolving Commitment of the quoting Lender, (2) must be at least $5,000,000 and an integral multiple of $1,000,000, and (3) may not exceed the principal amount of Competitive Bid Loans for which offers are requested,

(C) as applicable, the Competitive LIBOR Margin and Absolute Rate offered for each such Competitive Bid Loan,

(D) the minimum amount, if any, of the Competitive Bid Loan which may be accepted by the Borrower, and

(E) the identity of the quoting Lender, provided that such Competitive Bid Loan may be funded by such Lender’s Designated Lender as provided in Section 2.23(e), regardless of whether that is specified in the Competitive Bid Quote.

(iii) The Borrower shall reject any Competitive Bid Quote that:

(A) is not substantially in the form of Exhibit J-2 hereto or does not specify all of the information required by Section 2.23(b)(ii),

(B) contains qualifying, conditional or similar language, other than any such language contained in Exhibit J-2 hereto,

(C) proposes terms other than or in addition to those set forth in the applicable Invitation for Competitive Bid Quotes, or

(D) arrives after the time set forth in Section 2.23(b)(i).

If any Competitive Bid Quote shall be rejected pursuant to this Section 2.23(b)(iii), then the Borrower shall notify the relevant Lender of such rejection as soon as practical.

(c) Acceptance and Notice by Borrower. Not later than (i) 3:00 p.m. (New York time) at least three (3) Business Days prior to the proposed Borrowing Date in the case of a request for a Competitive LIBOR Margin or (ii) 11:00 a.m. (New York time) on the proposed Borrowing Date, in the case of a request for an Absolute Rate (or, in either case upon reasonable prior notice to the Lenders, such other time and date as the Borrower and the Administrative Agent may agree), the Borrower shall notify the Lenders and Administrative Agent of its acceptance or rejection of the offers submitted to it pursuant to Section 2.23(b); provided, however, that the failure by the Borrower to give such notice to the Lenders and Administrative Agent shall be deemed to be a rejection of all such offers. In the case of acceptance, such notice to each Lender and the Administrative Agent shall specify the aggregate principal amount of offers for each Interest Period that are accepted and the applicable interest rate. The Borrower may accept any Competitive Bid Quote in whole or in part (subject to the terms of Section 2.23(b)(iii)); provided that:

(i) the aggregate principal amount of all Competitive Bid Loans to be disbursed on a given Borrowing Date may not exceed the applicable amount set forth in the related Invitation for Competitive Bid Quote,

(ii) acceptance of offers may only be made on the basis of ascending Competitive LIBOR Margins or Absolute Rates, as the case may be, and

(iii) the Borrower may not accept any offer that is described in Section 2.23(b)(iii) or that otherwise fails to comply with the requirements of this Agreement.

(d) Allocation by Borrower. If offers are made by two or more Lenders with the same Competitive LIBOR Margins or Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which offers are accepted for the related Interest Period, the principal amount of Competitive Bid Loans in respect of which such offers are accepted shall be allocated by the Borrower among such Lenders as nearly as possible (in such multiples, not greater than $1,000,000, as the Administrative Agent may deem appropriate) in proportion to the aggregate principal amount of such offers provided, however, that no Lender shall be allocated any Competitive Bid Loan which is less than the minimum amount which such Lender has indicated that it is willing to accept. Allocations by the Borrower of the amounts of Competitive Bid Loans shall be conclusive in the absence of manifest error.

(e) Designated Lenders. A Lender may designate its Designated Lender to fund a Competitive Bid Loan on its behalf as described in Section 2.23(b)(ii)(e). Any Designated Lender which funds a Competitive Bid Loan shall on and after the time of such funding become the obligee under such Competitive Bid Loan and be entitled to receive payments thereof when due. No Lender shall be relieved of its obligation to fund a Competitive Bid Loan, and no Designated Lender shall assume such obligation, prior to the time such Competitive Bid Loan is funded.

2.24 Application of Moneys Received. All moneys collected or received by the Administrative Agent on account of the Revolving Facility directly or indirectly, shall be applied in the following order of priority, subject to Section 2.13(iii) and Section 2.27:

(i) first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts payable to the Administrative Agent (including fees and disbursements and other charges of counsel to the Administrative Agent payable under Section 9.7 and amounts pursuant to Section 2.7 payable to the Administrative Agent in its capacity as such);

(ii) second, to payment of that portion of the Obligations constituting fees, expenses, indemnities and other amounts (other than principal, reimbursement obligations in respect of LC Disbursements, interest and Facility Letter of Credit fees) payable to the Lenders and the Issuing Lenders (including fees and disbursements and other charges of counsel to the Lenders and the Issuing Lenders payable under Section 9.7) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (ii) payable to them;

(iii) third, to payment of that portion of the Obligations constituting accrued and unpaid Facility Letter of Credit fees and charges and interest on the Loans and unreimbursed LC Disbursements, ratably among the Lenders and the Issuing Lenders in proportion to the respective amounts described in this clause (iii) payable to them;

(iv) fourth, (A) to payment of that portion of the Obligations constituting unpaid principal of the Loans and unreimbursed LC Disbursements and (B) to cash collateralize that portion of LC Exposure comprising the undrawn amount of Facility Letters of Credit to the extent not otherwise cash collateralized by the Borrower pursuant to Section 2A.9 or 2.27, ratably among the Lenders and the Issuing Lenders in proportion to the respective amounts described in this clause (iv) payable to them; provided that (x) any such amounts applied pursuant to subclause (B) above shall be paid to the Administrative Agent for the ratable account of the applicable Issuing Lenders to cash collateralize Obligations in respect of Facility Letters of Credit, (y) subject to Section 2A.9 or 2.27, amounts used to cash collateralize the aggregate amount of Facility Letters of Credit pursuant to this clause (iv) shall be used to satisfy drawings under such Facility Letters of Credit as they occur and (z) upon the expiration of any Facility Letter of Credit (without any pending drawings), the pro rata share of cash collateral shall be distributed to the other Obligations, if any, in the order set forth in this Section 2.24;

2.25 Usury. This Agreement and each Note and Competitive Bid Note are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject any Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the interest rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

2.26 [Reserved].

2.27 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unused portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.6, and fees shall continue to accrue on the used portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.6, but shall not be payable to such Defaulting Lender by the Borrower until such Defaulting Lender ceases to be a Defaulting Lender, if ever;

(b) the Commitments, New Term Loans (if any) and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 8.2); provided that any waiver, amendment or modification that increases the Commitment of a Defaulting Lender, forgives all or any portion of the principal amount of any Loan or Reimbursement Obligation or interest thereon owing to a Defaulting Lender, reduces the Applicable Margin on the underlying interest rate owing to a Defaulting Lender or extends the Facility Termination Date shall require the consent of such Defaulting Lender;

(c) if any LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) so long as no Default or Unmatured Default has occurred and is continuing, all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within three Business Days following notice by the Administrative Agent cash collateralize for the benefit of the Issuing Lender only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2A.9 and Section 8.1 for so long as such LC Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees, and such fees shall not accrue, to such Defaulting Lender pursuant to Section 2A.8 with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2A.8(a) shall be adjusted in accordance with such non-Defaulting Lenders’ reallocated Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Revolving Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2A.8(a) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Lender until and to the extent that such LC Exposure is reallocated and/or cash collateralized;

(d) so long as such Lender is a Defaulting Lender, the Issuing Lender shall not be required to issue, amend or increase any Facility Letter of Credit, unless the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.27(c), and participating interests in any newly issued or increased Facility Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.27(c)(i) (and such Defaulting Lender shall not participate therein); and

(e) any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 2.24 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.1 or 11.2 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender hereunder; third, to cash collateralize LC Exposure with respect to such Defaulting Lender in accordance with this Section; fourth, as the Borrower may request (so long as no Unmatured Default or Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize future LC Exposure with respect to such Defaulting Lender with respect to future Facility Letters of Credit issued under this Agreement, in accordance with this Section; sixth, to the payment of any amounts owing to the Lenders or the Issuing Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; seventh, so long as no Unmatured Default or Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Facility Letters of Credit were issued at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure are held by the Lenders pro rata in accordance with the Revolving Commitments without giving effect to clause (c) above. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

If (i) a Bankruptcy Event or Bail-In Action with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Issuing Lender has a good faith belief that any Lender has defaulted or will default in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Issuing Lender shall not be required to issue, amend or increase any Facility Letter of Credit, unless the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders or the Issuing Lender shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Issuing Lender to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders (other than Competitive Bid Loans) and the funded and unpaid participations of the other Lenders in the Facility Letters of Credit as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Loans in accordance with its Percentage.

2.28 Extension of Facility Termination Date. The Borrower shall have two (2) options (each, an “Extension Option”) to extend the then applicable Facility Termination Date for a period of six (6) months per extension (for a total extension of one (1) year). Subject to the conditions set forth below, the Borrower may exercise an Extension Option by delivering a written notice to Administrative Agent (who shall provide such notice, promptly upon receipt, to each of the Lenders) not more than one hundred twenty (120) days and not less than thirty (30) days prior to the then applicable Facility Termination Date (a “Notice to Extend”), stating that the Borrower has elected to extend the Facility Termination Date for six (6) months. The Borrower’s right to exercise each Extension Option shall be subject to the following terms and conditions: (i) there shall exist no Default or Unmatured Default on both the date the Borrower delivers the Notice to Extend to the Administrative Agent and on the then applicable scheduled Facility Termination Date, (ii) the Borrower shall have paid to the Administrative Agent for the account of each Lender for each extension an extension fee equal to 0.0625% of such Lender’s percentage share of the Aggregate Commitment simultaneously with delivery of the Notice to Extend, (iii) the representations and warranties of the Borrower contained in Article V shall be true and correct in all material respects as of the date the Borrower delivers the Notice to Extend and the applicable Facility Termination Date; provided that any representation or warranty that is qualified as to “materiality”, Material Adverse Effect or similar language shall be true and correct in all respects on such date and any such representation or warranty that is stated to relate solely to an earlier date shall be true and correct on and as of such earlier date, and (iv) the Borrower shall be in compliance with the covenants contained in Article VI, as evidenced by a certificate from the Borrower of the sort required by Section 6.1(v) (based on financial results for the most recent calendar quarter for which the Borrower is required to report financial results).

ARTICLE IIA

THE LETTER OF CREDIT SUBFACILITY

2A.1 Obligation to Issue. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Borrower herein set forth, each Issuing Lender hereby agrees to issue for the account of the Borrower and its Subsidiaries, one or more Facility Letters of Credit denominated in Dollars in accordance with this Article 2A, subject to Section 2.1(e), from time to time during the period commencing on the date hereof and ending on the fifth Business Day prior to the Facility Termination Date. If requested by the Issuing Lender, the Borrower also shall submit a letter of credit application on the Issuing Lender’s standard form in connection with any request for a Facility Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, any Issuing Lender relating to any Facility Letter of Credit, the terms and conditions of this Agreement shall control.

The Letters of Credit issued under the Prior Agreement and listed on Schedule 2A attached hereto shall be deemed to be Facility Letters of Credit hereunder.

Notwithstanding anything herein to the contrary, the Issuing Lenders shall have no obligation hereunder to issue any Facility Letter of Credit if:

(a) the proceeds of such Facility Letter of Credit would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject to any Sanctions or (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement;

(b) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing such Facility Letter of Credit, or any law applicable to such Issuing Lender shall prohibit, or require that such Issuing Lender refrain from, the issuance of letters of credit generally or such Facility Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Facility Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Lender any unreimbursed loss, cost or expense that was not applicable on the Closing Date and that such Issuing Lender in good faith deems material to it; or

(c) the issuance of such Facility Letter of Credit would violate one or more policies of such Issuing Lender applicable to letters of credit generally.

2A.2 Types and Amounts. The Issuing Lender shall not:

(i) issue any Facility Letter of Credit if the aggregate maximum amount then available for drawing under Facility Letters of Credit issued by such Issuing Lender, after giving effect to the Facility Letter of Credit requested hereunder, shall exceed any limit imposed by law or regulation upon such Issuing Lender;

(ii) unless such Issuing Lender otherwise consents, issue any Facility Letter of Credit if, after giving effect thereto, (x) the aggregate undrawn amount of all outstanding Facility Letters of Credit issued by any Issuing Lender plus the aggregate amount of all LC Disbursements made by such Issuing Lender that have not been reimbursed by or on behalf of the Borrower would exceed its Letter of Credit Commitment or (y) the Revolving Exposure of any Issuing Lender would exceed its Revolving Commitment, in each case unless such Issuing Lender otherwise consents;

(iii) issue any Facility Letter of Credit if, after giving effect thereto, the LC Exposure would exceed $35,000,000 (or such greater amount as may be increased in connection with any Incremental Commitment with the consent of all Issuing Lenders), or the Total Exposure plus the amount of all outstanding Competitive Bid Loans would exceed the Aggregate Commitments; or

(iv) issue any Facility Letter of Credit having an expiration date (including after giving effect to the third sentence in the definition of “LC Exposure”), or containing automatic extension provisions to extend such date, to a date which is later than five (5) Business Days prior to the Facility Termination Date (subject to the provisions set forth below).

The Borrower may, at any time and from time to time, reduce the Letter of Credit Commitment of any Issuing Lender with the consent of such Issuing Lender; provided that the Borrower shall not reduce the Letter of Credit Commitment of any Issuing Lender if, after giving effect of such reduction, the conditions set forth in clauses (i) through (iv) above shall not be satisfied. Notwithstanding the foregoing conditions contained in 2A.2(iv) above, a Facility Letter of Credit may have an expiration date that is up to two (2) years after the maturity of the Facility provided that not later than forty-five (45) days prior to such maturity, Borrower provides cash or other collateral reasonably acceptable to all Lenders in the full amount available to be drawn under all Facility Letters of Credit with expiration dates after the maturity date of the Facility. Any such collateral shall be held in the Letter of Credit Collateral Account.

2A.3 Conditions. In addition to being subject to the satisfaction of the conditions contained in Section 2A.1, Section 2A.2 and Section 4.2 hereof, the obligation of the Issuing Lender to issue any Facility Letter of Credit is subject to the Borrower shall have delivered to the Issuing Lender at such times and in such manner as the Issuing Lender may reasonably prescribe such documents and materials as may be reasonably required pursuant to the terms of the proposed Facility Letter of Credit (it being understood that if any inconsistency exists between such documents and the Loan Documents, the terms of the Loan Documents shall control) and the proposed Facility Letter of Credit shall be reasonably satisfactory to the Issuing Lender as to form and content

2A.4. Procedure for Issuance of Facility Letters of Credit.

(a) Borrower shall give the Issuing Lenders and the Administrative Agent at least five (5) Business Days’ prior written notice of any requested issuance of a Facility Letter of Credit under this Agreement (a “Letter of Credit Request”) (except that, in lieu of such written notice, the Borrower may give the Issuing Lenders and the Administrative Agent telephonic notice of such request if confirmed in writing by delivery to the Issuing Lenders and the Administrative Agent immediately of a telecopy of the written notice required hereunder); such notice shall be irrevocable and shall specify:

(i) the identity of the Issuing Lender selected to issue the Facility Letter of Credit requested (it being agreed that the Borrower shall use commercially reasonable efforts to cause the Facility Letters of Credit to be issued by the Issuing Lenders on a proportionate basis in accordance with their proportionate share of the Letter of Credit Commitments); and

(ii) the stated amount of the Facility Letter of Credit requested (which stated amount shall not be less than $50,000); and

(iii) the effective date (which day shall be a Business Day) of issuance of such requested Facility Letter of Credit (the “Issuance Date”); and

(iv) the date on which such requested Facility Letter of Credit is to expire (which date shall be a Business Day and shall in no event be later than the latest permissible date pursuant to Section 2A.2; and

(v) the purpose for which such Facility Letter of Credit is to be issued; and

(vi) the full name and the address of the Person for whose benefit the requested Facility Letter of Credit is to be issued.

(b) At the time such request is made, the Borrower shall also provide the Administrative Agent and the Issuing Lender with a copy of the form of the Facility Letter of Credit that the Borrower is requesting be issued, which shall be subject to the approval of the Issuing Lender. Such notice, to be effective, must be received by such Issuing Lender and the Administrative Agent not later than 3:00 p.m. (New York time) on the last Business Day on which notice can be given under this Section 2A.4(a). A Facility Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Facility Letter of Credit the Parent Borrower and the relevant Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $35,000,000 (or such greater amount as may be increased in connection with any Incremental Commitment with the consent of all Issuing Lenders), (ii) the Total Exposure plus the amount of all outstanding Competitive Bid Loans shall not exceed the Aggregate Commitments, (iii) the aggregate undrawn amount of all outstanding Facility Letters of Credit issued by any Issuing Lender plus the aggregate amount of all LC Disbursements made by such Issuing Lender that have not been reimbursed by or on behalf of the Borrower shall not exceed its Letter of Credit Commitment (unless such Issuing Lender otherwise consents), and (iv) the Revolving Exposure of any Issuing Lender shall not exceed its Revolving Commitment (unless such Issuing Lender otherwise consents). A Facility Letter of Credit shall not be issued, extended or renewed if the Issuing Lender has received written notice from the Administrative Agent at least one (1) Business Day prior to the date of such requested issuance, extension or renewal, that one or more applicable conditions contained in Section 4.2 shall not be satisfied.

(c) Subject to the terms and conditions of this Article IIA and provided that the applicable conditions set forth in Section 4.2 hereof have been satisfied, such Issuing Lender shall, on the Issuance Date, issue a Facility Letter of Credit on behalf of the Borrower in accordance with the Letter of Credit Request and the Issuing Lender’s usual and customary business practices unless the Issuing Lender has actually received (i) written notice from the Borrower specifically revoking the Letter of Credit Request with respect to such Facility Letter of Credit, (ii) written notice from the Administrative Agent, which complies with the provisions of Section 2A.6(a), or (iii) written or telephonic notice from the Administrative Agent stating that the issuance of such Facility Letter of Credit would violate Section 2A.2.

(d) The Issuing Lender shall give the Administrative Agent and the Borrower written notice, or telephonic notice confirmed promptly thereafter in writing, of the issuance of a Facility Letter of Credit (the “Issuance Notice”).

(e) The Issuing Lender shall not extend or amend any Facility Letter of Credit unless the requirements of this Section 2A.4 are met as though a new Facility Letter of Credit was being requested and issued.

2A.5 Reimbursement Obligations; Duties of Issuing Lender.

(a) If the applicable Issuing Lender shall make any LC Disbursement in respect of a Facility Letter of Credit, the relevant Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement in Dollars, not later than 12:00 noon, New York City time on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, as applicable, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, as applicable, on the Business Day immediately following the day that the Borrower receives such notice; provided that the relevant Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.3 or 2.4 that such payment be financed in Dollars with a Floating Rate Borrowing under the Revolving Facility in an equivalent amount and, to the extent so financed, such Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Floating Rate Borrowing. If the relevant Borrower fails to make such payment when due, then the Administrative Agent shall promptly notify the applicable Issuing Lender and each other Revolving Lender of the applicable LC Disbursement, the payment then due from such Borrower in respect thereof and such Lender’s Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent in Dollars its Percentage of the payment then due from the relevant Borrower, in the same manner as provided in Section 2.6 with respect to Loans made by such Lender (and Section 2.10 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Lender in Dollars the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from any Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Lender or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Lender, then to such Lenders and such Issuing Lender as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse any Issuing Lender for any LC Disbursement (other than the funding of Floating Rate Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve any Borrower of its obligation to reimburse such LC Disbursement.

(b) If an Issuing Lender shall make any LC Disbursement, then, unless the relevant Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made (in the local time where the LC Disbursement is made regardless of when such reimbursement is due under Section 2A.5(a)), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Floating Rate Borrowings; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (a) of this Section, then Section 2.12 shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Lender, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to Section 2A.5 to reimburse such Issuing Lender shall be for the account of such Lender to the extent of such payment.

2A.6 Participation.

(a) Immediately upon issuance by the Issuing Lender of any Facility Letter of Credit in accordance with the procedures set forth in Section 2A.4, each Revolving Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Issuing Lender, without recourse, representation or warranty, an undivided interest and participation equal to such Lender’s Percentage in such Facility Letter of Credit (including, without limitation, all obligations of the Borrower with respect thereto) and any security therefor or guaranty pertaining thereto; provided that a Facility Letter of Credit issued by the Issuing Lender shall not be deemed to be a Facility Letter of Credit for purposes of this Section 2A.6 if the Issuing Lender shall have received written notice from the Administrative Agent on or before the Business Day prior to the date of its issuance of such Facility Letter of Credit that one or more of the conditions contained in Section 2A.2 is not then satisfied, and in the event the Issuing Lender receives such a notice it shall have no further obligation to issue any Facility Letter of Credit until such notice is withdrawn or the Issuing Lender receives a notice from the Administrative Agent that such condition has been effectively waived in accordance with the provisions of this Agreement. Each Revolving Lender’s obligation to make further Revolving Loans to the Borrower (other than any payments such Lender is required to make under subparagraph (b) below) or issue any Letters of Credit on behalf of Borrower shall be reduced by such Lender’s Percentage of each Facility Letter of Credit outstanding.

(b) In the event that the Issuing Lender makes any payment under any Facility Letter of Credit and the Borrower shall not have repaid such amount to the Issuing Lender pursuant to Section 2A.7 hereof, the Issuing Lender shall promptly notify the Administrative Agent, which shall promptly notify each Revolving Lender of such failure, and each Revolving Lender shall promptly and unconditionally pay to the Administrative Agent for the account of the Issuing Lender the amount of such Lender’s Percentage of each LC Disbursement made by such Issuing Lender in Dollars and not reimbursed by the relevant Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to such Borrower for any reason. The failure of any Revolving Lender to make available to the Administrative Agent for the account of any Issuing Lender its Percentage of the unreimbursed amount of any such payment shall not relieve any other Lender of its obligation hereunder to make available to the Administrative Agent for the account of such Issuing Lender its Percentage of the unreimbursed amount of any payment on the date such payment is to be made, but no Lender shall be responsible for the failure of any other Lender to make available to the Administrative Agent its Percentage of the unreimbursed amount of any payment on the date such payment is to be made.

(c) Whenever the Issuing Lender receives a payment on account of a Reimbursement Obligation, including any interest thereon, the Issuing Lender shall promptly pay to the Administrative Agent and the Administrative Agent shall promptly pay to each Lender which has funded its participating interest therein, in immediately available funds, an amount equal to such Lender’s Percentage thereof.

(d) Upon the request of the Administrative Agent or any Lender, an Issuing Lender shall furnish to the Administrative Agent or such Lender copies of any Facility Letter of Credit to which that Issuing Lender is party and such other documentation as may reasonably be requested by the Administrative Agent or such Lender.

(e) The obligations of a Lender to make payments to the Administrative Agent for the account of each Issuing Lender with respect to a Facility Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, set-off, qualification or exception whatsoever other than a failure of any such Issuing Lender to comply with the terms of this Agreement relating to the issuance of such Facility Letter of Credit and shall be made in accordance with the terms and conditions of this Agreement under all circumstances.

2A.7 Payment of Reimbursement Obligations.

(a) The Borrower agrees to pay to each Issuing Lender the amount of all Reimbursement Obligations, interest and other amounts payable to such Issuing Lender under or in connection with any Facility Letter of Credit when due in accordance with Section 2A.5(a) above, and the Borrower’s obligation to reimburse in accordance with Section 2A.5(a) shall be absolute, unconditional and irrevocable, irrespective of any claim, set-off, defense or other right which the Borrower may have at any time against any Issuing Lender or any other Person, under all circumstances, including without limitation any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents, or any term or provision therein;

(ii) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against a beneficiary named in a Facility Letter of Credit or any transferee of any Facility Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Issuing Lender, any Lender, or any other Person, whether in connection with this Agreement, any Facility Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the Borrower and the beneficiary named in any Facility Letter of Credit);

(iii) any draft, certificate or any other document presented under the Facility Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect of any statement therein being untrue or inaccurate in any respect;

(iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;

(v) the occurrence of any Default or Unmatured Default;

(vi) payment by the respective Issuing Lender under a Facility Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Facility Letter of Credit; or

(vii) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.

Neither the Administrative Agent, the Lenders nor the Issuing Lender, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Facility Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Facility Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation, or any consequence arising from causes beyond the control of the respective Issuing Lender; provided that the foregoing shall not be construed to excuse an Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Facility Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Lender (as finally determined by a court of competent jurisdiction), such Issuing Lender shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Facility Letter of Credit, an Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Facility Letter of Credit.

(b) In the event any payment by the Borrower received by the Issuing Lender with respect to a Facility Letter of Credit and distributed by the Administrative Agent to the Lenders on account of their participations is thereafter set aside, avoided or recovered from the Issuing Lender in connection with any receivership, liquidation, reorganization or bankruptcy proceeding, each Lender which received such distribution shall, upon demand by the Issuing Lender, contribute such Lender’s Percentage of the amount set aside, avoided or recovered together with interest at the rate required to be paid by the Issuing Lender upon the amount required to be repaid by the Issuing Lender.

2A.8 Compensation for Facility Letters of Credit.

(a) Subject to Section 2.27, the Borrower shall pay to the Administrative Agent, for the ratable account of the Revolving Lenders, based upon such Lenders’ respective Percentages, a per annum fee (the “Facility Letter of Credit Fee”) with respect to the face amount of each Facility Letter of Credit (taking into account any reductions from time to time) that is equal to the LIBOR Applicable Margin. The Facility Letter of Credit Fee relating to any Facility Letter of Credit shall be due and payable in arrears in equal installments on each Payment Date and, to the extent any such fees are then due and unpaid, on the Facility Termination Date. The Administrative Agent shall promptly remit such Facility Letter of Credit Fees, when paid, to the other Revolving Lenders in accordance with their Percentages thereof.

(b) The Issuing Lender also shall have the right to receive solely for its own account an issuance fee of 0.125% per annum of the face amount of each Facility Letter of Credit (taking into account any reductions from time to time) issued by such Issuing Lender, payable by the Borrower for each such Facility Letter of Credit. The issuance fee relating to any Facility Letter of Credit shall be due and payable in arrears in equal installments on each Payment Date and, to the extent any such fees are then due and unpaid, on the Facility Termination Date. The Issuing Lender shall also be entitled to receive its reasonable out-of-pocket costs and the Issuing Lender’s standard charges of issuing, amending and servicing Facility Letters of Credit and processing draws thereunder. The Borrower shall pay such other amounts when due to the Issuing Lender in accordance with such Issuing Lender’s standard schedule for such other amounts.

2A.9 Letter of Credit Collateral Account. The Borrower hereby agrees that it will, from the time a deposit is required pursuant to Section 8.1, Section 2A.2, Section 2.8(b) or Section 2.27(c) until Obligations are satisfied and all Facility Letters of Credit have expired or been terminated, maintain a special collateral account (the “Letter of Credit Collateral Account”) at the Administrative Agent’s office at the address specified pursuant to Article XIII, in the name of the Borrower but under the sole dominion and control of the Administrative Agent, for the benefit of the Revolving Lenders, and in which the Borrower shall have no interest other than as set forth in Section 8.1. Such Letter of Credit Collateral Account shall be funded to the extent required by Section 8.1, Section 2A.2, Section 2.8(b) or Section 2.27(c). In addition to the foregoing, the Borrower hereby grants to the Administrative Agent, for the benefit of itself, the Issuing Lender and the Lenders, a properly perfected security interest in and lien on the Letter of Credit Collateral Account, any cash or other funds, notes, certificates of deposit and other instruments that may hereafter be on deposit in such account, any certificates or instruments from time to time evidencing or representing the Letter of Credit Account, all interest, dividends and other property distributed in respect of or in exchange for the foregoing, and the proceeds thereof (the “Letter of Credit Collateral”), all to secure the payment and performance of the Obligations. The Borrower agrees that it will not (i) sell or otherwise dispose of any interest in the Letter of Credit Collateral or (ii) create or permit to exist any lien, security interest or other charge or encumbrance upon or with respect to any of the Letter of Credit Collateral, except for the security interest created by this Section 2A.9.

2A.10 Disbursement Procedures. The Issuing Lender for any Facility Letter of Credit shall, within the time allowed by applicable law or the specific terms of the Facility Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Facility Letter of Credit. Such Issuing Lender shall promptly after such examination notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy or electronic mail) of such demand for payment and if such Issuing Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Lender and the Lenders with respect to any such LC Disbursement.

2A.11 Replacement and Resignation of an Issuing Lender. (i) An Issuing Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Lender and the successor Issuing Lender. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Lender. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Lender pursuant to Section 2A.8. From and after the effective date of any such replacement, (x) the successor Issuing Lender shall have all the rights and obligations of an Issuing Lender under this Agreement with respect to Facility Letters of Credit to be issued by it thereafter and (y) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After the replacement of an Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Facility Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Facility Letters of Credit or extend or otherwise amend any existing Facility Letter of Credit.

(ii) Subject to the appointment and acceptance of a successor Issuing Lender, any Issuing Lender may resign as an Issuing Lender at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such resigning Issuing Lender shall be replaced in accordance with Section 2A.11(i) above.

2A.12 Facility Letters of Credit Issued for Account of Subsidiaries. Notwithstanding that a Facility Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Subsidiary, or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Facility Letter of Credit, and without derogating from any rights of the applicable Issuing Lender (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Facility Letter of Credit, the Borrower (i) shall reimburse, indemnify and compensate the applicable Issuing Lender hereunder for such Facility Letter of Credit (including to reimburse any and all drawings thereunder) as if such Facility Letter of Credit had been issued solely for the account of the Borrower and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Facility Letter of Credit other than defense of payment or performance. The Borrower hereby acknowledges that the issuance of such Facility Letters of Credit for its Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

ARTICLE III.

CHANGE IN CIRCUMSTANCES

3.1 Increased Costs. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Fixed Rate) or the Issuing Lender;

(ii) impose on any Lender or the Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Facility Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting or maintaining any Fixed Rate Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Issuing Lender or such other Recipient of participating in, issuing or maintaining any Facility Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, the Issuing Lender or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, the Issuing Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered. A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

3.2 Capital Adequacy. If any Lender or the Issuing Lender determines that any Change in Law regarding capital or liquidity ratios or requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Facility Letters of Credit held by, such Lender, or the Facility Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered. A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

3.3 Availability of Types of Borrowings.

(a) If any Lender in good faith determines that maintenance of any of its Fixed Rate Loans at a suitable Lending Installation would violate any applicable law, rule, regulation or directive, whether or not having the force of law, the Administrative Agent shall suspend the availability of the affected Type of Borrowing and require any Fixed Rate Borrowings of the affected Type to be repaid, provided that if the Borrower is required to so repay a Fixed Rate Borrowing, the Borrower may concurrently with such repayment borrow from the Lenders, in the amount of such repayment, a Loan bearing interest at the Alternate Base Rate.

(b) If prior to the commencement of any Interest Period for a Fixed Rate Borrowing:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBOR Base Rate or the LIBOR Rate, as applicable (including because the LIBO Screen Rate is not available or published on a current basis), for such Interest Period; or

(ii) the Administrative Agent is advised by the Required Lenders (or, in the case of a Eurocurrency Competitive Bid Loan, the Lender that is required to make such Loan) that the LIBOR Base Rate or the LIBOR Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurocurrency Borrowing shall be ineffective, (ii) if any Borrowing Request requests a Eurocurrency Revolving Borrowing, such Borrowing shall be made as a Floating Rate Borrowing and (iii) any request by the Borrower for a Eurocurrency Competitive Bid Borrowing shall be ineffective; provided that (A) if the circumstances giving rise to such notice do not affect all the Lenders, then requests by the Borrower for Eurocurrency Competitive Bid Borrowings may be made to Lenders that are not affected thereby, (B) if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted and (C) the Borrower may revoke any Borrowing Request that is pending when such notice is received.

(c) If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (b)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (b)(i) have not arisen but either (w) the supervisor for the administrator of the LIBO Screen Rate has made a public statement that the administrator of the LIBO Screen Rate is insolvent (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (x) the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (y) the supervisor for the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Screen Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the LIBOR Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Margin); provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 8.2, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days of the date such amendment is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (c) (but, in the case of the circumstances described in clause (ii)(w), clause (ii)(x) or clause (ii)(y) of the first sentence of this Section 3.3(c), only to the extent the LIBO Screen Rate for such Interest Period is not available or published at such time on a current basis), (x) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurocurrency Borrowing shall be ineffective, (y) if any Borrowing Request requests a Eurocurrency Revolving Borrowing, such Borrowing shall be made as a Floating Rate Borrowing and (z) any request by the Borrower for a Eurocurrency Competitive Borrowing shall be ineffective.

3.4 Funding Indemnification. If any payment of a ratable Fixed Rate Borrowing or a Competitive Bid Loan occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a ratable Fixed Rate Borrowing or a Competitive Bid Loan is not made, or is not continued, converted or prepaid, in the case of a Eurocurrency Revolving Borrowing, on the date specified by the Borrower for any reason other than default by the Lenders or as a result of unavailability pursuant to Section 3.3, or the assignment of a ratable Fixed Rate Borrowing or a Competitive Bid Loan pursuant to Section 2.19 shall occur on a date other than the last day of the applicable Interest Period, the Borrower will indemnify each Lender for any loss or cost (only if and to the extent that a Lender requests such indemnification from the Borrower) incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the ratable Fixed Rate Borrowing or Competitive Bid Loan, as the case may be, and shall pay all such losses or costs within fifteen (15) days after written demand therefor. Only if and to the extent that a Lender requests breakage costs from the Borrower, breakage costs for the Eurocurrency Borrowings shall be determined by the Administrative Agent on behalf of that Lender by multiplying the amount prepaid by the amount, if any, by which (x) a LIBOR-based rate for a term quoted on Page LIBOR 01 of the Reuters screen and closest to (but at least as long as) the remaining duration of the Interest Period as the case may be for the principal sum being prepaid, and for an amount comparable to such principal sum, is less than (y) the LIBOR Base Rate in effect for the principal sum being so prepaid, immediately prior to the prepayment of such sum, all as determined as of the date of the occurrence of the event giving rise to the LIBOR Rate break funding. Nothing in this Section 3.4 shall authorize the prepayment of a Competitive Bid Loan prior to the end of the applicable Interest Period.

3.5 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.5) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 3.5, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.2 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.5(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(i) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 (or successor form) certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement

(and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form), establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form), establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, executed copies of IRS Form W-8ECI (or successor form);

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form); or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY (or successor form), accompanied by IRS Form W-8ECI (or successor form), IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9 (or successor form), and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.5 (including by the payment of additional amounts pursuant to this Section 3.5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.5 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 3.5 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) Defined Terms. For purposes of this Section 3.5, the term “Lender” includes any Issuing Lender and the term “applicable law” includes FATCA.

3.6 Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Fixed Rate Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Fixed Rate Borrowings under Section 3.3, so long as such designation is not, in the reasonable judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Sections 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Fixed Rate Loan shall be calculated as though each Lender funded its Fixed Rate Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Fixed Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE IV.

CONDITIONS PRECEDENT

4.1 Effectiveness. This Agreement shall not become effective and the Lenders shall not be required to make any Borrowing hereunder unless (a) the Borrower shall, prior to or concurrently with any such Borrowing, have paid all fees due and payable to the Lenders and the Administrative Agent hereunder, and (b) the Borrower shall have furnished to the Administrative Agent, with sufficient copies for the Lenders, the following (the term “Borrower” being deemed to include any Qualified Borrower as of the Closing Date) (and in the case of any document to be delivered to the Administrative Agent, such document shall be reasonably satisfactory to the Administrative Agent):

(i) The duly executed originals of the Loan Documents, including the Notes, payable to each of the Lenders, this Agreement, and the Qualified Borrower Guaranty;

(ii) Certificates of good standing for the Borrower from the states of organization of the Borrower, certified by the appropriate governmental officer and dated not more than thirty (30) days prior to the Closing Date;

(iii) Copies of the formation documents (including code of regulations, if appropriate) of the Borrower certified by an Authorized Officer of the Borrower, together with all amendments thereto;

(iv) Incumbency certificates, executed by Authorized Officers of the Borrower, which shall identify by name and title and bear the signature of the Persons authorized to sign the Loan Documents and to make borrowings hereunder on behalf of the Borrower, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower;

(v) Copies, certified by a Secretary or an Assistant Secretary of the Borrower of the Board of Directors’ resolutions (and resolutions of other bodies, if any are reasonably deemed necessary by counsel for any Lender) authorizing the Borrowings provided for herein, with respect to the Borrower, and the execution, delivery and performance of the Loan Documents to be executed and delivered by the Borrower;

(vi) A written opinion of the Borrower’s counsel, addressed to the Lenders in form and substance as the Administrative Agent may reasonably approve;

(vii) A certificate, signed by an Authorized Officer of the Borrower, stating that on the Closing Date no Default or Unmatured Default has occurred and is continuing and that all representations and warranties of the Borrower are true and correct in all material respects as of the Closing Date; provided that any representation or warranty that is qualified as to “materiality”, Material Adverse Effect or similar language shall be true and correct in all respects on the Closing Date and any such representation or warranty that is stated to relate solely to an earlier date shall be true and correct in all material respects (or, in the case of any such representation or warranty already qualified by materiality, in all respects) on and as of such earlier date;

(viii) The financial statements of the Borrower for the fiscal year ended on December 31, 2018 and fiscal quarter ended March 31, 2019;

(ix) UCC financing statement, judgment, and tax lien searches with respect to the Borrower from its State of organization;

(x) Written money transfer instructions, in substantially the form of Exhibit E hereto, addressed to the Administrative Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Administrative Agent may have reasonably requested;

(xi) A pro-forma compliance certificate in substantially the form of Exhibit C as of the fiscal quarter ended March 31, 2019, executed by the Borrower’s chief financial officer or chief accounting officer prepared on the assumption that the other Indebtedness of Borrower being repaid by the initial Borrowing hereunder was replaced by Borrowings hereunder for the period covered by such certificate and after giving effect to the transactions contemplated by this Agreement;

(xii) Evidence that the loan commitments of any lenders under the Prior Agreement which are not Lenders under this Agreement have been properly terminated and all amounts due to such lenders have been paid, or will be paid out of the proceeds of the initial Borrowing hereunder;

(xiii) Evidence that all upfront fees due to each of the Lenders under the terms of their respective commitment letters have been paid, or will be paid out of the proceeds of the initial Borrowing hereunder;

(xiv) (i) At least three (3) Business Days prior to the Closing Date, all documentation and other information regarding the Borrower requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing of the Borrower at least ten (10) days prior to the Closing Date and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least three (3) Business Days prior to the Closing Date, any Lender that has requested, in a written notice to the Borrower at least ten (10) days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this sub-clause (ii) shall be deemed to be satisfied);

(xv) An executed amendment to, or amendment and restatement of, the approximately $50,000,000 (to be increased to $100,000,000) Amended and Restated Term Loan Agreement dated as of September 13, 2017, as amended, among the Borrower, Wells Fargo Bank, National Association and the other lenders party thereto, in order to revise the financial covenants and certain other provisions set forth therein to be consistent with this Agreement and to modify certain other terms thereof, in form and substance reasonably satisfactory to the Administrative Agent; and

(xvi) Such other documents as any Lender or its counsel may have reasonably requested, the form and substance of which documents shall be reasonably acceptable to the parties and their respective counsel.

4.2 Each Borrowing. The Lenders shall not be required to make any Borrowing and the Issuing Lender shall not be required to issue, amend, renew or extend any Facility Letters of Credit, unless on the applicable Borrowing Date or Issuance Date (or date of amendment, renewal or extension of a Facility Letter of Credit):

(i) There exists no Default or Unmatured Default; and

(ii) The representations and warranties of the Borrower contained in Article V are true and correct in all material respects as of such date with respect to Borrower and to any Subsidiary in existence on such date; provided that any representation or warranty that is qualified as to “materiality”, Material Adverse Effect or similar language shall be true and correct in all respects on such Borrowing Date and any such representation or warranty that is stated to relate solely to an earlier date shall be true and correct in all material respects (or, in the case of any such representation or warranty already qualified by materiality, in all respects) on and as of such earlier date.

Each Borrowing Request with respect to each such Borrowing or such Letter of Credit Request shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied or otherwise waived by the Lenders in accordance with Section 8.2.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

5.1 Existence. SITE is a corporation duly organized and validly existing under the laws of the state of organization and is duly qualified as a foreign corporation, properly licensed (if required), in good standing and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to be so qualified, licensed and in good standing and to have the requisite authority would not reasonably be expected to have a Material Adverse Effect. Each Qualified Borrower and Subsidiary Guarantor is duly organized and validly existing under the laws of its state of organization, properly licensed (if required) in good standing, and has requisite authority to conduct its businesses in each jurisdiction in which its business is conducted except where the failure to be qualified, licensed and in good standing and to have the requisite authority would not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, each of Borrower’s Subsidiaries (other than any Qualified Borrower or Subsidiary Guarantor) is (x) duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and (y) has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

5.2 Authorization and Validity. The Borrower has the corporate power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

5.3 No Conflict; Government Consent. Neither the execution and delivery by the Borrower of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries or the Borrower’s or any Subsidiary’s articles of incorporation or by-laws, or the provisions of any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, except where such violation, conflict or default would not reasonably be expected to have a Material Adverse Effect, or result in the creation or imposition of any Lien (other than Permitted Liens) in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement. Other than those that have been obtained, no order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents other than the filing of a copy of this Agreement, or the filing of information concerning this Agreement, with the Securities and Exchange Commission.

5.4 Financial Statements; Material Adverse Change. All consolidated financial statements of the Borrower and its Subsidiaries heretofore or hereafter delivered to the Lenders were prepared in accordance with GAAP in effect on the preparation date of such statements and fairly present in all material respects the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended, subject, in the case of interim financial statements, to absence of footnotes and year-end adjustments. Since December 31, 2018, there was no change in the business, properties, or financial condition of the Borrower and its Subsidiaries (taken as a whole) which would reasonably be expected to have a Material Adverse Effect.

5.5 Taxes. The Borrower and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries except (i) such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided or (ii) where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

5.6 Litigation and Guarantee Obligations. There is no litigation, arbitration, governmental investigation, proceeding pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which (i) would reasonably be expected to have a Material Adverse Effect or (ii) challenges the validity or enforceability of this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby. The Borrower has no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 6.1 or as set forth in written notices to the Administrative Agent given from time to time after the Closing Date on or about the date such material contingent obligations are incurred.

5.7 ERISA. Neither the Borrower nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans which would reasonably be expected to result in (i) a Material Adverse Effect or (ii) a Default or an Unmatured Default. Except as would not reasonably be expected to result in a Material Adverse Effect, (i) each Plan complies with all applicable requirements of law and regulations, (ii) no Reportable Event has occurred with respect to any Plan, (iii) neither the Borrower nor any other members of the Controlled Group has withdrawn from any Plan, and (iv) no steps have been taken to reorganize or terminate any Plan.

5.8 Accuracy of Information.

(a) All factual information heretofore or contemporaneously furnished by or on behalf of the Borrower or any of its Subsidiaries to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all other such factual information hereafter furnished by or on behalf of the Borrower or any of its Subsidiaries to the Administrative Agent or any Lender will be, to the knowledge of Borrower, true and accurate (taken as a whole) in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not materially misleading in light of the circumstances and purposes for which such information was provided at such time.

(b) As of the Closing Date, to the best knowledge of the Borrower, the information included in a Beneficial Ownership Certification (if any) provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all respects.

5.9 Regulation U. The Borrower has not used the proceeds of any Borrowing to buy or carry any margin stock (as defined in Regulation U) in violation of the terms of this Agreement. The Borrower and its Subsidiaries are not engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U), or extending credit for the purpose of purchasing or carrying margin stock.

5.10 [Reserved].

5.11 Compliance With Laws. The Borrower and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, except for any non-compliance which would not reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received any written notice to the effect that its operations are not in material compliance with any of the requirements of applicable federal, state and local environmental, health and safety statutes and regulations or the subject of any federal or state investigation evaluating whether any remedial action is required to respond to a release of any toxic or hazardous waste or substance into the environment, in each case which non-compliance or remedial action would reasonably be expected to have a Material Adverse Effect.

5.12 Ownership of Properties. Except as set forth on Schedule 2 hereto, on the date of this Agreement, the Borrower and its Subsidiaries will have good and marketable title, free of all Liens other than those permitted by Section 6.15, to all of the Property and assets reflected in the financial statements as owned by it.

5.13 Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

5.14 Anti-Corruption Laws and Sanctions. The Borrower has (in its reasonable business judgment) implemented and maintains in effect policies and procedures designed to ensure compliance in all material respects by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and, to the knowledge of the Borrower, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or, to the knowledge of the Borrower or such Subsidiary, any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Facility Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

5.15 Solvency.

(i) Immediately after the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries on a consolidated basis; (b) the present fair saleable value of the Property of the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

(ii) The Borrower does not intend to, or to permit any of its Subsidiaries to, and does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

5.16 Insurance. The Borrower and its Subsidiaries carry insurance on their Projects with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Projects in localities where the Borrower and its Subsidiaries operate, including, without limitation:

(i) Property and casualty insurance (including coverage for flood and other water damage for any Project located within a 100-year flood plain) in the amount of the replacement cost of the improvements at the Project (to the extent replacement cost insurance is maintained by companies engaged in similar business and owning similar properties);

(ii) Builder’s risk insurance for any Project under construction in the amount of the construction cost of such Project;

(iii) Loss of rental income insurance in the amount not less than one year’s gross revenues from the Projects; and

(iv) Comprehensive general liability insurance in the amount of $20,000,000 per occurrence.

5.17 REIT Status. The Borrower is in good standing on the New York Stock Exchange or NASDAQ, is qualified as a real estate investment trust under Section 856 of the Code and currently is in compliance in all material respects with all provisions of the Code applicable to the qualification of the Borrower as a real estate investment trust.

5.18 Environmental Matters. Each of the following representations and warranties is true and correct on and as of the Closing Date except to the extent that the facts and circumstances giving rise to any such failure to be so true and correct, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(a) To the best knowledge of the Borrower, the Projects of the Borrower and its Subsidiaries do not contain any Materials of Environmental Concern in amounts or concentrations which constitute a violation of, or could reasonably give rise to liability of the Borrower or any Subsidiary under, Environmental Laws.

(b) To the best knowledge of the Borrower, (i) the Projects of the Borrower and its Subsidiaries and all operations at the Projects are in compliance with all applicable Environmental Laws, and (ii) with respect to all Projects owned by the Borrower and/or its Subsidiaries (x) for at least two (2) years, have in the last two years, or (y) for less than two (2) years, have for such period of ownership, been in compliance in all material respects with all applicable Environmental Laws.

(c) Neither the Borrower nor any of its Subsidiaries has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Projects, nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened.

(d) To the best knowledge of the Borrower, Materials of Environmental Concern have not been transported or disposed of from the Projects of the Borrower and its Subsidiaries in violation of, or in a manner or to a location which could reasonably give rise to liability of the Borrower or any Subsidiary under, Environmental Laws, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Projects of the Borrower and its Subsidiaries in violation of, or in a manner that could give rise to liability of the Borrower or any Subsidiary under, any applicable Environmental Laws.

(e) No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any of its Subsidiaries is or, to the Borrower’s knowledge, will be named as a party with respect to the Projects of the Borrower and its Subsidiaries, nor are there any consent decrees or other decrees, consent orders, administrative order or other orders, or other administrative of judicial requirements outstanding under any Environmental Law with respect to the Projects of the Borrower and its Subsidiaries.

(f) To the best knowledge of the Borrower, there has been no release or threat of release of Materials of Environmental Concern at or from the Projects of the Borrower and its Subsidiaries, or arising from or related to the operations of the Borrower and its Subsidiaries in connection with the Projects in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

5.19 Unencumbered Assets. Each of the assets included as an Unencumbered Asset for purposes of the covenants contained herein, satisfies each of the requirements for an Unencumbered Asset set forth in the definition thereof.

5.20 EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

5.21 Plan Assets; Prohibited Transactions. The Borrower is not an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and, assuming the representations made by each Lender in Section 10.2 are true, neither the execution, delivery nor performance of the transactions contemplated under this Agreement, including the making of any Loan and the issuance of any Facility Letter of Credit hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

ARTICLE VI.

COVENANTS

During the term of this Agreement and until Payment in Full unless the Required Lenders shall otherwise consent in writing:

6.1 Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with GAAP, and furnish to the Administrative Agent:

(i) Not later than 45 days after the close of each of the first three fiscal quarters of each fiscal year, commencing with the fiscal quarter ended June 30, 2019, for the Borrower and its Subsidiaries, a copy of Borrower’s Financial Statements in the form filed under 10-Q which shall include an unaudited consolidated balance sheet as of the close of each such period and the related unaudited consolidated statements of income and retained earnings and of cash flows of the Borrower and its Subsidiaries for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the previous year, all certified by SITE’s chief financial officer or chief accounting officer;

(ii) Not later than 45 days after the close of each of the first three fiscal quarters, for the Borrower and its Subsidiaries, a copy of the Borrower’s Quarterly Financial Supplement and other schedules as may be required containing the following reports in form and substance reasonably satisfactory to the Lenders, which may be in the form filed as its 10-Q, all certified by SITE’s chief financial officer or chief accounting officer: a statement of Funds From Operations, a statement detailing Consolidated Outstanding Indebtedness, Consolidated Secured Indebtedness, Consolidated Unsecured Indebtedness, Consolidated Cash Flow and, upon request, an asset schedule listing all consolidated assets and their net operating income with a breakdown between Unencumbered Assets and other assets, and Acquisition Assets, Borrower will provide such other information as may be reasonably requested;

(iii) Not later than 90 days after the close of each fiscal year, for the Borrower and its Subsidiaries, (A) audited annual financial statements in the form filed as 10-K, including a consolidated balance sheet as at the end of such year and the related consolidated statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, prepared by PricewaterhouseCoopers (or other independent certified public accountants of nationally recognized standing reasonably acceptable to Administrative Agent) and (B) an asset schedule listing all consolidated assets and their net operating income with a breakdown between Unencumbered Assets and other assets, and Acquisition Assets;

(iv) Together with the quarterly and annual financial statements required hereunder, a compliance certificate in substantially the form of Exhibit C hereto signed by SITE’s chief financial officer or chief accounting officer showing the calculations and computations necessary to determine compliance with this Agreement and stating that, to such officer’s knowledge, no Default or Unmatured Default exists, or if, to such officer’s knowledge, any Default or Unmatured Default exists, stating the nature and status thereof;

(v) Promptly and in any event within 10 days after a responsible officer of SITE knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of SITE, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto;

(vi) Promptly and in any event within 10 days after receipt by an Authorized Officer of the Borrower, a copy of (a) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries, and (c) the filing or commencement of any action, suit, proceeding or investigation by or before any Governmental Authority or arbitrator against or affecting the Borrower or any Subsidiary which, in any case, would reasonably be expected to have a Material Adverse Effect;

(vii) Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished;

(viii) Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other reports and any other public information which the Borrower or any of its Subsidiaries files with the Securities Exchange Commission; and

(ix) (A) Such other information (including, without limitation, financial statements for the Borrower and non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request, (B) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation and (C) notice of any change in the information provided in any Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification.

Documents required to be delivered pursuant to Sections 6.1(i), (ii), (iii), (vii) or (viii) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the Internet at the website address listed in Article XIII; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Approved Electronic Platform and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers, and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Approved Electronic Platform designated “Public Side Information;” and (z) the Administrative Agent and the Joint Lead Arrangers shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Approved Electronic Platform not designated “Public Side Information.”

6.2 Use of Proceeds. The Borrower will, and will cause each of its Subsidiaries to, use the proceeds of the Borrowings for the general corporate purposes of the Borrower, including, without limitation, working capital needs, the repayment of Indebtedness, financing for property acquisitions of new Projects, the construction of new improvements or expansions of existing improvements on Projects, the repayment of outstanding Borrowings, the making of investments in First Mortgage Receivables, the making of Mezzanine Debt Investments and the making of Passive Non-Real Estate Investments. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Borrowings and Facility Letters of Credit to purchase or carry any “margin stock” (as defined in Regulation U) if such usage could constitute a violation of Regulation U by any Lender. The Borrower will not request any Borrowing or Facility Letter of Credit, and the Borrower shall not use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Facility Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

6.3 Notice of Default. The Borrower will give, and will cause each of its Subsidiaries to give, prompt notice in writing to the Administrative Agent of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.

6.4 Conduct of Business. The Borrower will do, and will cause each of its Subsidiaries to do, all things necessary to (i) remain duly incorporated or duly qualified, validly existing and in good standing as a real estate investment trust, corporation, general partnership, limited partnership, or limited liability company, as the case may be, in its jurisdiction of incorporation/formation (except with respect to transactions permitted pursuant to Section 6.12) and (ii) maintain all requisite authority to conduct its business, except in each case (other than the maintenance of the legal existence of a Loan Party (except with respect to transactions permitted pursuant to Section 6.12)), where the failure to do so would not reasonably be expected to have a Material Adverse Effect and, specifically, neither the Borrower nor its Subsidiaries may undertake any business other than the acquisition, development, ownership, management, operation and leasing of retail, office, residential or industrial properties, ancillary businesses specifically related to such types of properties and any other investments permitted by this Agreement.

6.5 Taxes. The Borrower will pay, and will cause each of its Subsidiaries to pay, when due all taxes, assessments and governmental charges and levies upon them of their income, profits or Projects, except (i) those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside or (ii) where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

6.6 Insurance. The Borrower will, and will cause each of its Subsidiaries to, maintain insurance which is consistent with the representation contained in Section 5.16 on all their Property and the Borrower will furnish to the Administrative Agent upon reasonable request full information as to the insurance carried.

6.7 Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which they may be subject, the violation of which would reasonably be expected to have a Material Adverse Effect. The Borrower will in its reasonable business judgment maintain in effect and enforce policies and procedures designed to ensure compliance in all material respects by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

6.8 Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to, do all things reasonably necessary to maintain, preserve, protect and keep their respective Projects and Properties, reasonably necessary for the continuous operation of the Projects, in good repair, working order and condition, except for (i) ordinary wear and tear, (ii) condemnation, casualty or similar events or (iii) where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

6.9 Inspection. The Borrower will, and will cause each of its Subsidiaries to, permit the Administrative Agent and the Lenders upon reasonable notice, by their respective representatives and agents, to inspect any of the Projects, corporate books and financial records of the Borrower and each of its Subsidiaries, to examine and make copies of the books of accounts and other financial records of the Borrower and each of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and each of its Subsidiaries with officers thereof, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Administrative Agent or a Lender may designate.

6.10 Maintenance of Status. The Borrower shall at all times (i) remain a corporation listed and in good standing on either the New York Stock Exchange or the NASDAQ, and (ii) maintain its status as a real estate investment trust in compliance with all applicable provisions of the Code relating to such status.

6.11 Restricted Payments. If a Specified Default has occurred and is continuing, the Borrower will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment other than (a) dividends with respect to its Capital Stock payable solely in additional shares of its Capital Stock, (b) Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower or its Subsidiaries in the ordinary course, or (c) dividends and distributions by the Borrower to its shareholders in an amount not to exceed the minimum amount necessary for the Borrower to maintain its tax status as a real estate investment trust, as reasonably determined by the Borrower.

6.12 Merger; Sale of Assets.

(a) The Borrower will not, nor will it permit any of its Subsidiaries to (x) merge, consolidate, reorganize or liquidate, in each case, impacting the Borrower, any other Loan Party or all or substantially all of the Properties of the Borrower and its Wholly-Owned Subsidiaries, taken as a whole or (y) transfer or otherwise dispose of all or substantially all of the Properties of the Borrower and its Wholly-Owned Subsidiaries, taken as a whole, except for, in each case, (i) such transactions that occur between Wholly-Owned Subsidiaries or between Borrower and a Wholly-Owned Subsidiary, (ii) mergers solely to change the jurisdiction of organization of a Subsidiary (other than a Qualified Borrower), (iii) transactions in which a Subsidiary or a Borrower is the survivor and (iv) as otherwise approved in advance by the Required Lenders; provided, however, that in each case (1) if the Borrower is a party to any such transaction, the Borrower shall survive such transaction and (2) if another Loan Party is a party to any such transaction, such Loan Party shall either survive such transaction or be released from its obligations in accordance with Section 9.17. The Borrower will not reorganize itself under the laws of any jurisdiction other than the United States of America or any state thereof.

(b) Without the prior written consent of the Required Lenders, the Borrower will not, and will not permit any of its Subsidiaries to, sell, transfer or otherwise dispose of any of their respective Properties or Projects if a Default has occurred and is continuing.

(c) The Borrower shall deliver to the Administrative Agent and the Lenders prior written notice of the sale, transfer or other disposition of an Unencumbered Asset in a single transaction for consideration in excess of $400,000,000. In addition, simultaneously with delivery of any such notice, the Borrower shall deliver to the Administrative Agent a certificate of the Borrower’s chief financial officer or chief accounting officer certifying that the Borrower is in compliance in all material respects with this Agreement and the other Loan Documents and would be in compliance with the financial covenants set forth in Section 6.18 on a pro-forma basis using the most recent quarterly financial statements then available and after giving effect to the proposed transaction (or will be after making the required prepayments described in the next paragraph), along with a certification that the Borrower has no knowledge of any facts or circumstances that would make any such information inaccurate, incomplete or otherwise misleading in any material respect.

To the extent such proposed transaction would result in a failure to comply with the covenants set forth herein, the Borrower shall apply the proceeds of such transaction (together with such additional amounts as may be required), to prepay the Obligations in an amount equal to that which would be required to reduce the Obligations so that Borrower will be in compliance with the covenants set forth herein upon the consummation of the contemplated transaction. Amounts so prepaid shall be applied to the Obligations in accordance with Section 2.8.

6.13 Sale and Leaseback. The Borrower will not, nor will it permit any of its Subsidiaries to, sell or transfer a substantial portion of the Properties of the Borrower and its Wholly-Owned Subsidiaries, taken as a whole, in order to concurrently or subsequently lease such Property as lessee.

6.14 [Reserved].

6.15 Liens. The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except:

(i) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves shall have been set aside on its books;

(ii) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books;

(iii) Liens arising out of pledges or deposits under workers’ compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

(iv) Easements, restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or its Subsidiaries; and

(v) Liens other than Liens described in subsections (i) through (iv) above arising in connection with any Indebtedness permitted hereunder to the extent such Liens will not result in a Default in any of Borrower’s covenants herein.

Liens permitted pursuant to this Section 6.15 shall be deemed to be “Permitted Liens”.

6.16 Affiliates. The Borrower will not, nor will it permit any of its Subsidiaries to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except (i) upon fair and reasonable terms (taken as a whole) no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction and (ii) transactions solely between or among the Borrower and its Wholly-Owned Subsidiaries.

6.17 Financial Undertakings. The Borrower will not enter into or remain liable upon, nor will it permit any Subsidiary to enter into or remain liable upon, any Financial Undertaking, other than Financial Contracts entered into for the purpose of hedging foreign currency risk or interest rate exposure associated with the Borrower and its Subsidiaries’ operations and not for speculative purposes.

6.18 Indebtedness and Cash Flow Covenants. The Borrower on a consolidated basis with its Subsidiaries shall not permit, as of the last day of any fiscal quarter:

(i) the sum of (x) Consolidated Outstanding Indebtedness minus (y) the amount of restricted cash and Cash Equivalents held as collateral or in escrow in a bank account by a lender, creditor, or counterparty (“Restricted Cash Collateral”) with respect to any Consolidated Outstanding Indebtedness to exceed sixty percent (60%) of Consolidated Market Value; provided that such ratio may exceed 60% but shall not exceed 62.5% for up to four (4) consecutive fiscal quarters following a Major Acquisition;

(ii) the sum of (x) Consolidated Secured Indebtedness minus (y) Restricted Cash Collateral with respect to Consolidated Secured Indebtedness to exceed thirty-five percent (35%) of Consolidated Market Value; provided that such ratio may exceed 35% but shall not exceed 40% for up to four (4) consecutive fiscal quarters following a Major Acquisition;

(iii) the Value of Unencumbered Assets to be less than 1.67 times the sum of (x) Consolidated Unsecured Indebtedness minus (y) Restricted Cash Collateral with respect to Consolidated Unsecured Indebtedness; provided that such ratio may be less than 1.67 to 1.00 but shall not be less than 1.60 to 1.00 for up to four (4) consecutive fiscal quarters following a Major Acquisition; and

(iv) Consolidated Cash Flow to be less than 1.5 times Fixed Charges, based on the most recent four (4) fiscal quarters.

Notwithstanding anything herein to the contrary, all calculations to determine compliance with the above financial covenants shall exclude values, including, without limitation, Indebtedness, assets, liabilities, income, revenues and expenses, attributable to any Project owned by a member of the Consolidated Group or an Investment Affiliate if (1) a receiver, custodian, trustee, examiner, liquidator or similar official has been appointed for such Project and (2) the Indebtedness encumbering or attributable to such Project is Nonrecourse Indebtedness, and (3) no recourse event has been triggered and is continuing under any guaranty or indemnity agreement of a member of the Consolidated Group or an Investment Affiliate related to such Nonrecourse Indebtedness as a result of any of the events described in clause (1) of this paragraph which has not been waived in writing by the holder of such Nonrecourse Indebtedness or with respect to which the holder of such Nonrecourse Indebtedness has not otherwise agreed in writing to forbear from enforcing or exercising its rights under such guaranty or indemnity agreement (but only for so long as such waiver or forbearance continues), provided, further, however, that in no event shall this paragraph be deemed or construed to exclude any Project, member of the Consolidated Group or Investment Affiliate from any covenants, requirements or obligations of such entities set forth in any other Section of this Agreement and in the other Loan Documents. The aggregate amount of such members of the Consolidated Group and Investment Affiliates’ pro rata share of all such Nonrecourse Indebtedness encumbering or attributable to all such Projects excluded from calculations to determine compliance with the above financial covenants shall not exceed $300,000,000.

6.19 Environmental Matters. Borrower and its Subsidiaries shall:

(a) Comply with, and use all reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and use all reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except to the extent that failure to do so could not be reasonably expected to have a Material Adverse Effect; provided that in no event shall the Borrower or its Subsidiaries be required to modify the terms of leases, or renewals thereof, with existing tenants (i) at Projects owned by the Borrower or its Subsidiaries as of the date hereof, or (ii) at Projects hereafter acquired by the Borrower or its Subsidiaries as of the date of such acquisition, to add provisions to such effect.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that (i) the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not be reasonably expected to have a Material Adverse Effect, or (ii) the Borrower has determined in good faith that contesting the same is not in the best interests of the Borrower and its Subsidiaries and the failure to contest the same could not be reasonably expected to have a Material Adverse Effect.

(c) Defend, indemnify and hold harmless Administrative Agent and each Lender, and their respective officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Borrower, its Subsidiaries or the Projects, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. This indemnity shall continue in full force and effect regardless of the termination of this Agreement.

(d) Prior to the acquisition of a new Project after the Closing Date, perform or cause to be performed an environmental investigation consistent with standards used by institutional purchasers of similar properties. In connection with any such investigation, Borrower shall cause to be prepared a report of such investigation, to be made available to any Lenders upon reasonable request, for informational purposes.

6.20 Certain Amendments to Other Loan Agreements. The Borrower will, within thirty (30) Business Days after the Closing Date (or such later date as agreed to by the Administrative Agent), execute and deliver to the Administrative Agent an amendment to, or an amendment and restatement of, the approximately $20,000,000 Second Amended and Restated Credit Agreement, dated as of October 20, 2010, as amended, among the Borrower and PNC Bank, National Association, in order to revise the financial covenants and certain other provisions set forth therein to be consistent with this Agreement and to modify certain other terms thereof, in form and substance reasonably satisfactory to the Administrative Agent.

ARTICLE VII.

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

7.1 Nonpayment of any principal payment on any Note, Loan or Reimbursement Obligation when due.

7.2 Nonpayment of interest upon any Note or of any Facility Fee or other payment Obligations under any of the Loan Documents, other than payments of principal, within five (5) Business Days after the same becomes due.

7.3 The breach of any of the terms or provisions of Sections 6.2 through 6.18.

7.4 Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, any Loan, or any material certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

7.5 The breach by the Borrower (other than a breach which constitutes a Default under Sections 7.1, 7.2, 7.3 or 7.4) of any of the terms or provisions of this Agreement which is not remedied within thirty (30) days after written notice from the Administrative Agent.

7.6 Failure of the Borrower or any of its Subsidiaries to pay when due any Indebtedness (other than Nonrecourse Indebtedness), in excess of $50,000,000 in the aggregate, after giving effect to any applicable cure, grace or forbearance periods; or the default by the Borrower or any of its Subsidiaries in the performance of any term, provision or condition contained in any agreement, or any other event shall occur or condition exist, which causes or permits Indebtedness (other than Nonrecourse Indebtedness) in excess of $50,000,000 in the aggregate to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof, after giving effect to any applicable cure, grace or forbearance periods (provided that (a) the failure to pay any such Indebtedness shall not constitute a Default so long as the Borrower or its Subsidiaries is diligently contesting the payment of the same by appropriate legal proceedings and the Borrower or its Subsidiaries have set aside, in a manner reasonably satisfactory to Administrative Agent, a sufficient reserve to repay such Indebtedness plus all accrued interest thereon calculated at the default rate thereunder and costs of enforcement in the event of an adverse outcome) and (b) in the case of Indebtedness that is partially Recourse Indebtedness and partially Nonrecourse Indebtedness, (i) to the extent that the Recourse Indebtedness been paid in full or otherwise irrevocably satisfied, such Indebtedness shall be considered Nonrecourse Indebtedness, and (ii) only the portion of any Indebtedness that is Recourse Indebtedness shall be counted against the $50,000,000 figure set forth above.

7.7 The Borrower, or any Subsidiary having more than $50,000,000 of Equity Value (or in the case of a Subsidiary that is not a Wholly-Owned Subsidiary, a Subsidiary for which the Borrower’s proportionate share of the Equity Value of such Subsidiary exceeds $50,000,000), shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any portion of its Property constituting, in the aggregate, more than $50,000,000 of Equity Value, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it as a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 7.7, (vi) fail to contest in good faith any appointment or proceeding described in Section 7.8 or (vii) admit in writing its inability to pay its debts generally as they become due.

7.8 A receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any Subsidiary having more than $50,000,000 of Equity Value (or in the case of a Subsidiary that is not a Wholly-Owned Subsidiary, a Subsidiary for which the Borrower’s proportionate share of the Equity Value of such Subsidiary exceeds $50,000,000), or for any portion of the Property of the Borrower or such Subsidiary constituting, in the aggregate, more than $50,000,000 of Equity Value, or a proceeding described in Section 7.7(iv) shall be instituted against the Borrower or any such Subsidiary and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of ninety (90) consecutive days.

7.9 The Borrower or any of its Subsidiaries shall fail within sixty (60) days to pay, bond or otherwise discharge any judgments or orders for the payment of money in an amount which, when added to all other judgments or orders outstanding against Borrower or any Subsidiary would exceed $50,000,000 in the aggregate, which have not been stayed on appeal or otherwise appropriately contested in good faith.

7.10 The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds $50,000,000.

7.11 The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Borrower and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years of each such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $50,000,000.

7.12 [Reserved].

7.13 The occurrence of any “Default” as defined in any Loan Document or the breach of any of the terms or provisions of any Loan Document, which default or breach continues beyond any period of grace therein provided.

7.14 [Reserved].

7.15 The Borrower or any other Loan Party shall disavow, revoke or terminate (or attempt to terminate) any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of this Agreement or any other Loan Document, or this Agreement or any other Loan Document shall cease to be in full force and effect (except as a result of the express terms thereof).

7.16 A Change of Control shall occur.

ARTICLE VIII.

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1 Remedies. If a Default occurs (other than an event with respect to the Borrower described in Sections 7.7 or 7.8), and at any time thereafter during the continuance of such Default, the Administrative Agent may with the consent of the Required Lenders, and shall at the request of the Required Lenders, by notice to the Borrower, take any or all of the following actions, at the same or different times:

(a) terminate the Commitments, and thereupon the Commitments shall terminate immediately;

(b) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder and under any other Loan Document, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower;

(c) require that the Borrower provide cash collateral as required below; and

(d) exercise on behalf of itself, the Lenders and the Issuing Lenders all rights and remedies available to it, the Lenders and the Issuing Lenders under the Loan Documents and applicable law.

If a Default described in Sections 7.7 or 7.8 occurs with respect to the Borrower, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder and under any other Loan Document, including any break funding payment, shall automatically become due and payable, and the obligation of the Borrower to cash collateralize the LC Exposure as provided in the next paragraph shall automatically become effective, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

In addition to the foregoing, following the occurrence of a Default and so long as any Facility Letter of Credit has not been fully drawn and has not been cancelled or expired by its terms, upon demand by the Administrative Agent, the Borrower shall deposit in the Letter of Credit Collateral Account cash in an amount equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Default with respect to any Borrower described in Section 7.7 or 7.8. The Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.8(b) and Section 2.27(c). Each such deposit pursuant to this paragraph or pursuant to Section 2.8(b) or Section 2.27(c) shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the relevant Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Lender for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the Reimbursement Obligations of the relevant Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing at least 51% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If a Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of a Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Defaults have been cured or waived. If a Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.8(b) or Section 2.27(c), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower as and to the extent that, after giving effect to such return, the Borrower would remain in compliance with Section 2.8(b) or Section 2.27(c), as applicable, and no Default shall have occurred and be continuing. The Borrower shall have no control over funds in the Letter of Credit Collateral Account, which funds will be invested by the Administrative Agent from time to time under the Facility Letters of Credit. Such funds, if any, remaining in the Letter of Credit Collateral Account following the payment of all Obligations in full shall, unless the Administrative Agent is otherwise directed by a court of competent jurisdiction, be promptly paid over to the Borrower.

If, after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans hereunder or to issue Facility Letters of Credit as a result of any Default (other than any Default as described in Section 7.7 or 7.8 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, all of the Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

8.2 Amendments. Subject to the provisions of Section 2.1(d) (with respect to Incremental Commitments), Section 2.1(e) (with respect to the Alternative Currency Sublimit), Section 3.3(c) and this Article VIII, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into written agreements supplemental hereto for the purpose of amending, modifying or waiving any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default or any provision hereunder or under the other Loan Documents (and no such amendment or waiver shall be effective except pursuant to an agreement in writing entered into by the Borrower and the Required Lenders); provided however, that no such supplemental agreement or waiver shall, without the consent in writing of all Lenders affected thereby:

(i) extend the Facility Termination Date or forgive all or any portion of the principal amount of any Loan or accrued interest thereon or the Facility Fee, reduce the Applicable Margins or any accepted Absolute Rate (or modify any definition herein which would have the effect of reducing the Applicable Margins or any accepted Absolute Rate) or the underlying interest rate options or extend the time of payment of any such principal, interest or Facility Fees;

(ii) subject to releases given in accordance with Section 9.17, release SITE from its guarantee of the obligations of Qualified Borrowers or release any Subsidiary Guarantor (other than a Subsidiary Guarantor that has liquidated all of its assets and applied all of the proceeds of such liquidation in accordance with its organizational documents) from the Subsidiary Guaranty or any other future guarantor (other than a Subsidiary Guarantor that has liquidated all of its assets and applied all of the proceeds of such liquidation in accordance with its organizational documents) from any liability it may undertake with respect to the Obligations;

(iii) reduce the percentage specified in the definition of Required Lenders or change any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder;

(iv) increase the Aggregate Commitment beyond $1,450,000,000;

(v) permit the Borrower to assign its rights or obligations under this Agreement;

(vi) amend Sections 2.3, 2.13(ii), 2.24, 8.1, 8.2, 11.1 or 11.2; or

(vii) except as provided in Section 2A.2, extend the expiration date of any Facility Letter of Credit beyond the Facility Termination Date.

No amendment, modification or waiver that increases the Commitment of any Lender shall be effective without the consent of such Lender. No amendment, modification or waiver of any provision of this Agreement relating to the Administrative Agent or the Issuing Lender, including Section 2.27, or any Letter of Credit application and any bilateral agreement between the Borrower and the Issuing Lender regarding the Issuing Lender’s Letter of Credit Commitment or the respective rights and obligations between the Borrower and the Issuing Lender in connection with the issuance of Facility Letters of Credit shall be effective without the written consent of the

Administrative Agent or the Issuing Lender, as the case may be. Each Lender which has been designated a Designated Lender may act on behalf of such Designated Lender with respect to any rights of such Designated Lender to grant or withhold any consent hereunder to the fullest extent it has been so delegated to act by such Designated Lender pursuant to its Designation Agreement. If the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other technical defect in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.

8.3 Preservation of Rights. No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations have been paid in full.

ARTICLE IX.

GENERAL PROVISIONS

9.1 Survival of Representations. All covenants, representations and warranties of the Borrower contained in this Agreement shall survive execution of this Agreement, delivery of the Notes, issuance of the Facility Letters of Credit and the making of the Loans herein contemplated, regardless of any investigation by any Lender and notwithstanding that any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder.

9.2 Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3 [Reserved.]

9.4 Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.5 Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent and the Lenders and supersede all prior commitments, agreements and understandings among the Borrower, the Administrative Agent and the Lenders relating to the subject matter thereof.

9.6 Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

9.7 Expenses; Indemnification.

(a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (which shall be limited, in the case of legal fees and expenses, to the reasonable and documented fees, charges and disbursements of one primary counsel, and one local counsel in each applicable jurisdiction, for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by each Issuing Lender in connection with the issuance, amendment, renewal or extension of any Facility Letter of Credit or any demand for payment thereunder and (iii) all documented out-of-pocket expenses incurred by the Administrative Agent, any Issuing Lender or any Lender (which shall be limited, in the case of legal fees and expenses, to the documented fees, charges and disbursements of one primary counsel, and one local counsel in each applicable jurisdiction, for the Administrative Agent, and not more than one primary counsel, and one local counsel in each applicable jurisdiction, for all of the other Lenders and the Issuing Lenders (selected by the Required Lenders other than the Lender acting as Administrative Agent) and, solely in the case of a conflict of interest, one additional counsel for each affected Lender or Issuing Lender), in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Facility Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Facility Letters of Credit.

(b) The Borrower shall indemnify the Administrative Agent, each Issuing Lender and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (which shall be limited, in the case of legal fees and expenses, to the reasonable and documented fees, charges and disbursements of one primary counsel, and one local counsel in each applicable jurisdiction, for the Administrative Agent, and not more than one primary counsel, and one local counsel in each applicable jurisdiction, for all of the other Lenders and the Issuing Lenders (selected by the Required Lenders other than the Lender acting as Administrative Agent) and, solely in the case of a conflict of interest, one additional counsel for each affected Lender or Issuing Lender), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby, (ii) any Loan or Facility Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Lender to honor a demand for payment under a Facility Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Facility Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation or proceeding is brought by the Borrower or its equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (x) the gross negligence or willful misconduct of such Indemnitee or (y) any disputes solely among Indemnitees and not arising out of any act or omission of the Borrower or any of its Affiliates (other than (A) any proceeding against any Indemnitee solely in its capacity or in fulfilling its role as Administrative Agent, Issuing Lender, Syndication Agent, Documentation Agent, lead arranger, bookrunner or any other similar role with respect to the credit facility evidenced by this Agreement or (B) arising as a result of an act or omission by the Borrower or any of its Affiliates). This Section 9.7(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Issuing Lenders under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the Issuing Lenders, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Lenders in their capacity as such.

(d) To the extent permitted by applicable law, no party hereto shall assert, and each such party hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby, any Loan or Facility Letter of Credit or the use of the proceeds thereof; provided that, nothing in this clause (d) shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

(f) The provisions of this Section 9.7 shall survive the repayment of the Loans, the expiration or termination of the Commitments, and the termination of this Agreement.

9.8 Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

9.9 Accounting. Except as provided to the contrary herein, including Section 1.6, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

9.10 Severability of Provisions. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

9.11 Nonliability of Lenders. The Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower with respect to the Loan Documents and the transaction contemplated therein and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person. The Borrower agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, the Borrower acknowledges and agrees that no Credit Party is advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Credit Parties shall have no responsibility or liability to the Borrower with respect thereto.

The Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrower and other companies with which the Borrower may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

In addition, the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from you by virtue of the transactions contemplated by the Loan Documents or its other relationships with you in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. You also acknowledge that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to you, confidential information obtained from other companies.

9.12 CHOICE OF LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

9.13 CONSENT TO JURISDICTION.

(a) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE (I) ANY PARTY HERETO FROM BRINGING ANY LEGAL ACTION OR PROCEEDING IN ANY JURISDICTION FOR THE RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT, (II) IF ALL SUCH NEW YORK COURTS DECLINE JURISDICTION OVER ANY PERSON, OR DECLINE (OR, IN THE CASE OF THE FEDERAL DISTRICT COURT, LACK) JURISDICTION OVER ANY SUBJECT MATTER OF SUCH ACTION OR PROCEEDING, ANY PARTY HERETO FROM BRINGING A LEGAL ACTION OR PROCEEDING WITH RESPECT THERETO IN ANOTHER COURT HAVING JURISDICTION AND (III) IN THE EVENT A LEGAL ACTION OR PROCEEDING IS BROUGHT AGAINST ANY PARTY HERETO OR INVOLVING ANY OF ITS ASSETS OR PROPERTY IN ANOTHER COURT (WITHOUT ANY

COLLUSIVE ASSISTANCE BY SUCH PARTY OR ANY OF ITS SUBSIDIARIES OR AFFILIATES), SUCH PARTY FROM ASSERTING A CLAIM OR DEFENSE (INCLUDING ANY CLAIM OR DEFENSE THAT THIS SECTION 9.13 WOULD OTHERWISE REQUIRE TO BE ASSERTED IN A LEGAL ACTION OR PROCEEDING IN A NEW YORK COURT) IN ANY SUCH ACTION OR PROCEEDING.

(b) EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 13.1. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

9.14 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.15 No Bankruptcy Proceedings. Each of the Borrower, the Lenders and the Administrative Agent agrees that it will not institute against any Designated Lender or join any other Person in instituting against any Designated Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any federal or state bankruptcy of similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Designated Lender.

9.16 [Reserved.]

9.17 Release of Subsidiary Guaranties. If a Subsidiary has delivered a Subsidiary Guaranty, Borrower may at any time request a release of such Subsidiary Guaranty. If there is no Default or Unmatured Default, and Borrower would still be in compliance with all covenants if such Subsidiary were not a Subsidiary Guarantor, then Administrative Agent shall deliver within ten (10) Business Days a release of such Subsidiary Guarantor without the consent of any Lender.

9.18 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

9.19 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Financial Contracts or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such

Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

ARTICLE X.

THE ADMINISTRATIVE AGENT

10.1 Administrative Agent Duties, Etc. Each of the Lenders and the Issuing Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender and each Issuing Lender hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

With respect to its Commitment, Loans, Letter of Credit Commitments and Facility Letters of Credit, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Issuing Lender, as the case may be. The terms “Issuing Lenders”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, Issuing Lender or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Borrower, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the Issuing Lenders.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing,

(a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby;

(b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise or refrain from exercising as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.2), for which the Administrative Agent shall be fully protected in so acting or refraining from acting, and, unless and until revoked in writing, such directions shall be binding upon each Lender and each Issuing Lender; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders and the Issuing Lenders with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided; and

(c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.

Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it. Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in Section 8.2) or in the absence of its own gross negligence or willful misconduct (which shall be deemed to exist only if determined by a court of competent jurisdiction by a final and non-appealable judgment). The Administrative Agent shall be deemed not to have knowledge of any Unmatured Default or Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent.

Neither the Administrative Agent nor any of its Related Parties shall be responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower to perform its obligations hereunder or thereunder.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 12.3, (ii) may rely on the Register to the extent set forth in Section 12.3, (iii) makes no warranty or representation to any Lender or Issuing Lender and shall not be responsible to any Lender or Issuing Lender for any statements, warranties or representations made by or on behalf of the Borrower in connection with this Agreement or any other Loan Document, and (iv) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Facility Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, may presume that such condition is satisfactory to such Lender or Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Lender sufficiently in advance of the making of such Loan or the issuance of such Facility Letter of Credit.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the

Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by giving 30 days’ prior written notice to the Lenders, the Issuing Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor (which successor shall be consented to by the Borrower, such consent not to be unreasonably withheld or delayed; provided that no consent of the Borrower shall be required if a Default has occurred and is continuing). If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation or removal hereunder, the provisions of this Article and Section 9.7 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

If the Person serving as Administrative Agent is a Defaulting Lender, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person, remove such Person as Administrative Agent and appoint a successor, which appointment shall, provided no Unmatured Default or Default exists, be consented to by the Borrower, which consent shall not be unreasonably withheld or delayed. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective on the Removal Effective Date in accordance with such notice and (1) the removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section; provided, further that such Lenders so acting directly shall be and be deemed to be protected by all indemnities and other provisions herein for the benefit and protection of the Administrative Agent as if each such Lender were itself the Administrative Agent.

Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent, the Joint Lead Arrangers, or any other Lender and their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent, the Joint Lead Arrangers, or any other Lender and their respective Related Parties and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.

The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lenders, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions.

The provisions of this Section 10.1 shall survive the repayment of the Loans, the expiration or termination of the Commitments and the termination of this Agreement.

10.2 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Facility Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Facility Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Facility Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Facility Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Facility Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, or any Joint Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Facility Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

(c) The Administrative Agent and each Joint Lead Arranger hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Facility Letters of Credit, the Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans, the Facility Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Facility Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE XI.

SETOFF; RATABLE PAYMENTS

11.1 Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any of its Affiliates to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender at any time prior to the date that such Default has been fully cured, whether or not the Obligations, or any part hereof, shall then be due, subject to Section 11.2, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such Obligations may be unmatured.

11.2 Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to Sections 3.1, 3.2 or 3.4) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XII.

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Lender that issues any Facility Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Lender that issues any Facility Letter of Credit), Participants (to the extent provided in Section 12.2) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Lenders and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

12.2 Participations. Any Lender may, without the consent of the Borrower, the Administrative Agent or the Issuing Lenders, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrower, the Administrative Agent, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 8.2 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.4 and 3.5 (subject to the requirements and limitations therein, including the requirements under Sections 3.5(f) and (g) (it being understood that the documentation required under Section 3.5(f) shall be delivered to the participating Lender and the information and documentation required under Section 3.5(g) will be delivered to the Borrower and the Administrative Agent)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.3; provided that such Participant (A) agrees to be subject to the provisions of Section 2.19 as if it were an assignee under Section 12.3; and (B) shall not be entitled to receive any greater payment under Section 3.1, 3.2 or 3.5, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.1 as though it were a Lender; provided that such Participant agrees to be subject to Section 11.2 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Facility Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Facility Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

12.3 Assignments.

(a) Subject to the conditions set forth in paragraph (ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, participations in Facility Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(i) the Borrower, provided that, the Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; provided, further that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if a Default has occurred and is continuing, any other assignee (but, in each case, the assignor or assignee shall send notice of such assignment to the Borrower);

(ii) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender (other than a Defaulting Lender) with a Commitment immediately prior to giving effect to such assignment, an Affiliate of a Lender or an Approved Fund; and

(iii) each Issuing Lender, if such Person’s obligation to participate in Facility Letters of Credit would be increased by such assignment.

(b) Assignments shall be subject to the following additional conditions:

(i) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if a Default has occurred and is continuing;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(iii) the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500; and

(iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its related parties or its securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of Section 12.2 and this Section 12.3, the term “Ineligible Institution” has the following meaning:

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its parent company, (c) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof or (d) the Borrower or any of its Affiliates.

(c) Subject to acceptance and recording thereof pursuant to paragraph (iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.1, 3.2, 3.4, 3.5 and 9.7). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.2.

(d) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Lenders and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants), the assignee’s completed administrative questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this Section 12.3 and any written consent to such assignment required by this Section 12.3, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to this Agreement, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

12.4 Lender Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

12.5 Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or assignee or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries, subject to Section 12.6.

12.6 Confidentiality. Each of the Administrative Agent, the Issuing Lenders and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Lender or any Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this

Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, any Issuing Lender or any Lender on a non-confidential basis prior to disclosure by the Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers and market data collectors, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

12.7 USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act. Any Lender may request additional information with respect to any Qualified Borrower in connection with such Lender’s “Know your customer” procedures.

12.8 Co-Agents: Lead Managers; No Fiduciary Relationship. None of the Lenders identified on the facing page or signature pages of this Agreement as a “documentation agent,” “syndication agent,” “managing agent”, “co-agent” or “joint arranger/joint book manager” shall have the right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders so identified as a “documentation agent,” “syndication agent,” “managing agent,” “co-agent” or “joint arranger/joint book manager” shall have or be deemed to have any fiduciary relationship with any Lenders. Each Lender acknowledges that it has not relied, and will not rely, on any of Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder. In addition to the foregoing, the Borrower agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Lenders, and each of the Lenders identified on the facing page or the signature page hereof as a “documentation agent,” “syndication agent,” “managing agent, “co-agent” or “joint arranger/joint book manager” and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders, or any Lenders so identified as a “documentation agent,” “syndication agent,” “managing agent,” “co-agent” or “joint arranger/joint book manager” or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

ARTICLE XIII.

NOTICES

13.1 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email or telecopy (if provided below), as follows:

(i) if to the Borrower, to it at 320 Park Avenue, 27th Floor, New York, New York 10022, Attention of Chief Financial Officer (Telephone No. (216) 755-5500; Email: mostrower@sitecenters.com), with a copy to 320 Park Avenue, 27th Floor, New York, New York 10022, Attention of General Counsel (Telephone No. (216) 755-5500; Email: akitlowski@sitecenters.com);

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 500 Stanton Christiana Road, Ops 2, 3rd Floor, Newark, Delaware 19713, Attention of Attention of Ali Zigami, Loan and Agency Services Group (Fax No. (302) 634-4733) Email: Ali.Zigami@chase.com (the “Administrative Office”); with a copy to JPMorgan Chase Bank, N.A., 383 Madison Avenue, 24th Floor, New York, New York 10179, Attention of Sangeeta Mahadevan, Executive Director (Telephone No. (212) 834-7029, Telecopy No. (212) 270-3279);

(iii) if to any of Issuing Lenders, to it at (A) in the case of JPMorgan Chase Bank, N.A., JPMorgan Chase Bank, N.A., 10420 Highland Manor Dr., 4th Floor, Tampa, FL 33610, Attention of Standby LC Unit (Telephone No. (800) 364-1969; Telecopy No. (856-294-5267), Email: gts.ib.standby@jpmchase.com, with a copy to JPMorgan Chase Bank, N.A., 500 Stanton Christiana Road, NCC5, 1st Floor, Newark, Delaware 19713, Attention of Loan and Agency Services Group (Telephone No. (302) 634-4834; Telecopy No. (302) 634-4733), Email: Ali.Zigami@chase.com; and (B) in the case of Wells Fargo Bank, N.A. to Wells Fargo Bank, National Association, REIT Finance Group, Commercial Real Estate, 550 South Tryon Street, 6th Floor, Charlotte, NC 28202, Attention: Kristen Ray, Telephone: (704) 410-1772, Facsimile: (704) 410-0329, with a copy by email to Karen Turnbull Skutt at berschkt@wellsfargo.com; and

(iv) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through the Approved Electronic Platform, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Notices and other communications to the Lenders and the Issuing Lenders hereunder may be delivered or furnished by using the Approved Electronic Platform pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

(d) Electronic Systems.

(i) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Lenders and the other Lenders by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(ii) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Lenders and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Lenders and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(iii) The Approved Electronic Platform and the Communications are provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Communications, or the adequacy of the Approved Electronic Platform and expressly disclaim liability for errors or omissions in the Communications and the Approved Electronic Platform. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Approved Electronic Platform. In no event shall the Administrative Agent or any Joint Lead Arrangers or any of their respective Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the Issuing Lenders or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Communications through the Internet or the Approved Electronic Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Lender by means of electronic communications pursuant to this Section, including through the Approved Electronic Platform.

(iv) Each Lender and each Issuing Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and Issuing Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Lender’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(v) Each of the Lenders, each of the Issuing Lenders and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(vi) Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

ARTICLE XIV.

COUNTERPARTS

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent.

ARTICLE XV.

TRANSITIONAL ARRANGEMENTS

15.1 Prior Agreement Superseded. This Agreement shall supersede the Prior Agreement in its entirety, except as provided in this ARTICLE XV. On the Closing Date, (i) the loans outstanding under the Prior Agreement shall become Loans hereunder, (ii) the rights and obligations of the parties under the Prior Agreement and the “Notes” defined therein shall be subsumed within and be governed by this Agreement and the Notes; provided, however, that for purposes of this clause (ii) any of the “Obligations” (as defined in the Prior Agreement) outstanding under the Prior Agreement shall, for purposes of this Agreement, be Obligations hereunder, (iii) this Agreement shall not in any way release or impair the rights, duties or obligations created pursuant to the Prior Agreement or any other Loan Document or affect the relative priorities thereof, in each case to the extent in force and effect thereunder as of the Closing Date, except as modified hereby or by documents, instruments and agreements executed and delivered in connection herewith, and all of such rights, duties and obligations are assumed, ratified and affirmed by the Borrower; (iv) the obligations incurred under the Prior Agreement shall, to the extent outstanding on the Closing Date, continue outstanding under this Agreement and shall not be deemed to be paid, released, discharged or otherwise satisfied by the execution of this Agreement, and this Agreement shall not constitute a refinancing, substitution or novation of such obligations or any of the other rights, duties and obligations of the parties hereunder; and (v) the execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of the Lenders or the Administrative Agent under the Prior Agreement, or constitute a waiver of any covenant, agreement or obligation under the Prior Agreement, except to the extent that any such covenant, agreement or obligation is no longer set forth herein or is modified hereby. The Lenders’ interests in such obligations, and participations in letters of credit under the Prior Agreement, shall be reallocated and continued in a “cashless roll” transaction on the Closing Date in accordance with each Lender’s Applicable Percentage. On the Closing Date, (A) the loan commitment of each Lender that is a party to the Prior Agreement but is not a party to this Agreement (an “Exiting Lender”) shall be terminated, all outstanding obligations owing to such Exiting Lender under the Prior Agreement on the Closing Date shall be paid in full, and each Exiting Lender shall cease to be a Lender under this Agreement; provided, however, that, notwithstanding anything else provided herein or otherwise, any rights of an Exiting Lender under the Loan Documents that are intended by their express terms to survive termination of the Commitments and/or the repayment, satisfaction or discharge of obligations under any Loan Document shall survive for such Exiting Lender hereunder, and (B) each Person listed on Schedule 1 attached to this Agreement shall be a Lender under this Agreement with the Commitment set forth opposite its name on such Schedule 1.

15.2 Interest and Fees under Prior Agreement. All interest and all commitment, facility and other fees and expenses owing or accruing under or in respect of the Prior Agreement shall be calculated as of the Closing Date (prorated in the case of any fractional periods), and shall be paid on the Closing Date in accordance with the method specified in the Prior Agreement as if such agreement were still in effect.

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IN WITNESS WHEREOF, the Borrower, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

SITE CENTERS CORP.

By:	/s/ Matthew Ostrower

Name:	Matthew Ostrower

Title:	Executive Vice President, Chief Financial Officer and Treasurer

[Signature page to Third A&R Credit Agreement for SITE Centers Corp.]

JPMORGAN CHASE BANK, N.A., Individually and as Administrative Agent

By:	/s/ Sangeeta Mahadevan

Name:	Sangeeta Mahadevan
Title:	Executive Director

[Signature page to Third A&R Credit Agreement for SITE Centers Corp.]

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Kristen Ray

Name:	Kristen Ray
Title:	Vice President

[Signature page to Third A&R Credit Agreement for SITE Centers Corp.]

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Shari L. Reams-Henofer

Name:	Shari L. Reams-Henofer
Title:	Senior Vice President

[Signature page to Third A&R Credit Agreement for SITE Centers Corp.]

CAPITAL ONE, NATIONAL ASSOCIATION

By:	/s/ Peter C. Ilovic

Name:	Peter C. Ilovic
Title:	Vice President

[Signature page to Third A&R Credit Agreement for SITE Centers Corp.]

CITIZENS BANK, N.A.

By:	/s/ Kerri Colwell

Name:	Kerri Colwell
Title:	Senior Vice President

[Signature page to Third A&R Credit Agreement for SITE Centers Corp.]

REGIONS BANK

By:	/s/ C. Vincent Hughes, Jr.

Name:	C. Vincent Hughes, Jr.
Title:	Vice President

[Signature page to Third A&R Credit Agreement for SITE Centers Corp.]

THE BANK OF NEW YORK MELLON

By:	/s/ Carol Murray

Name:	Carol Murray
Title:	Director

[Signature page to Third A&R Credit Agreement for SITE Centers Corp.]

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Angela Kara

Name:	Angela Kara
Title:	Assistant Vice President

[Signature page to Third A&R Credit Agreement for SITE Centers Corp.]

ROYAL BANK OF CANADA

By:	/s/ Brian Gross

Name:	Brian Gross
Title:	Authorized Signatory

[Signature page to Third A&R Credit Agreement for SITE Centers Corp.]

THE BANK OF NOVA SCOTIA

By:	/s/ Winston Lua

Name:	Winston Lua
Title:	Director

[Signature page to Third A&R Credit Agreement for SITE Centers Corp.]

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Curt M. Steiner

Name:	Curt M. Steiner
Title:	Senior Vice President

[Signature page to Third A&R Credit Agreement for SITE Centers Corp.]

CITIBANK, N.A.

By:	/s/ Christopher Albano

Name:	Christopher Albano
Title:	Authorized Signatory

[Signature page to Third A&R Credit Agreement for SITE Centers Corp.]

FIRST TENNESSEE BANK NATIONAL ASSOCIATION

By:	/s/ Ty Treadwell

Name:	Ty Treadwell
Title:	Vice President

[Signature page to Third A&R Credit Agreement for SITE Centers Corp.]

GOLDMAN SACHS BANK USA

By:	/s/ Annie Carr

Name:	Annie Carr
Title:	Authorized Signatory

[Signature page to Third A&R Credit Agreement for SITE Centers Corp.]

MORGAN STANLEY BANK, N.A.

By:	/s/ Michael King

Name:	Michael King
Title:	Authorized Signatory

[Signature page to Third A&R Credit Agreement for SITE Centers Corp.]

TD BANK, N.A.

By:	/s/ Paul Kesicki

Name:	Paul Kesicki
Title:	Vice President

[Signature page to Third A&R Credit Agreement for SITE Centers Corp.]